UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMERICAN SAFETY INSURANCE HOLDINGS, LTD.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMERICAN SAFETY INSURANCE HOLDINGS, LTD.

The Boyle Building, 2nd Floor

31 Queen Street

Hamilton HM 11, Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held July 23, 2012

The Annual General Meeting of Shareholders of American Safety Insurance Holdings, Ltd., will be held at The Fairmont Queen Elizabeth, Montreal, Canada on Monday, July 23, 2012, at 8:00 a.m. local time, for the following purposes:

1.	To elect two Class II Directors to the Company’s Board of Directors to serve for three year terms expiring at the 2015 Annual General Meeting of Shareholders;

2.	To approve by a non-binding vote the Company’s executive compensation (the “Say-on-Pay Resolution”);

3.	To approve the material terms of the performance goals under the 2007 Incentive Stock Plan;

4.	To approve the appointment of BDO USA, LLP as independent registered public accountants to serve until the conclusion of the next Annual General Meeting and to authorize the Audit Committee to set their remuneration; and

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has set May 21, 2012, as the record date for the Annual General Meeting. Only shareholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the Annual General Meeting (“Record Holders”).

The Board of Directors recommends that you vote in accordance with each of its recommendations regarding the proposals listed above as described in the attached proxy statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE VOTE BY MARKING EACH PROPOSAL CLEARLY, THEN SIGNING AND MAILING THE PROXY TO THE COMPANY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE. YOUR VOTE MAY NOT BE COUNTED IF YOUR COMPLETED PROXY HAS NOT BEEN RECEIVED AT THE ANNUAL GENERAL MEETING. YOUR COMPLETED PROXY MUST ARRIVE PRIOR TO THE MEETING OR ANY ADJOURNMENT OF THE MEETING. YOUR PROXY MAY BE REVOKED BY YOU, IF YOU CHOOSE. YOU MAY REVOKE YOUR PROXY BY (I) SUBMITTING IT TO THE SECRETARY AN HOUR BEFORE THE VOTE BEING TAKEN AT THE ANNUAL GENERAL MEETING, (II) SUBMITTING A PROXY HAVING A LATER DATE, OR (III) APPEARING AT THE ANNUAL GENERAL MEETING AND VOTING IN PERSON.

By Order of the Board of Directors

Randolph L. Hutto, Secretary

June 1, 2012

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.

PROXY STATEMENT

Annual General Meeting of Shareholders

To Be Held July 23, 2012

PROXY SOLICITATION AND VOTING

General

This Proxy Statement is being furnished in connection with the Board of Director’s solicitation of proxies from the shareholders of American Safety Insurance Holdings, Ltd., for use at the Annual General Meeting of Shareholders.

The Company is a Bermuda-based specialty insurance and reinsurance underwriter with U.S. insurance and international reinsurance operations offering solutions for specialty risks. Through our United States operating subsidiaries and affiliates, we market and underwrite a variety of specialty insurance products to small and medium-sized businesses in the United States. Through our Bermuda operating subsidiaries, we offer reinsurance products primarily to U.S. and international insurance companies. We compete in three specialty divisions: excess and surplus lines (“E&S”) and alternative risk transfer (“ART”) in the U.S. and assumed reinsurance in Bermuda. We believe that our market and specialty product focus has allowed us to develop underwriting expertise in the markets that we serve. We utilize a solution oriented approach to underwriting while focusing on underwriting profitability. We believe that our underwriting expertise, flexible platform and customer orientation set us apart from our competitors. Our goal is to offer a broad base of specialty insurance and reinsurance products for which we can build scale and consistently produce underwriting profits. Unless otherwise indicated by the context, the term “Company,” or “American Safety,” “ASI,” “we,” or “us” shall refer to American Safety Insurance Holdings, Ltd., and its subsidiaries.

The enclosed proxy is for use at the Annual General Meeting if a shareholder is unable to attend in person, or wishes to have his or her shares voted by proxy even if he or she attends the Annual General Meeting. The person giving a proxy may revoke it by (i) providing notice to the Secretary of the Company at least an hour before the vote being taken, (ii) submitting a proxy having a later date, or (iii) appearing at the Annual General Meeting and voting in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before their exercise, will be voted in the manner specified therein. If a shareholder returns a properly signed and dated proxy card but does not mark any choices on one or more items, his or her shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxy holders to vote shares in their discretion on any other matter properly presented at the Annual General Meeting.

This Proxy Statement and the enclosed proxy card are first being mailed to the Company’s shareholders on or about June 1, 2012.

Record Date and Outstanding Shares

The Board of Directors has set May 21, 2012, as the record date for the Annual General Meeting. Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual General Meeting. As of the record date, there were 10,256,555 common shares of the Company issued and outstanding.

Quorum and Voting Rights

A quorum for the transaction of business at the Annual General Meeting consists of the holders of at least one-third of the outstanding common shares of the Company entitled to vote at the Annual General Meeting present in person or represented by proxy. Each holder of common shares of the Company is entitled to one vote per share on each matter to come before the Annual General Meeting, other than any holder subject to the 9.5% voting limitation as set forth in the Company’s Bye-Laws. The Company does not have cumulative voting.

Proxies submitted by brokers that do not indicate a vote because they do not have discretionary authority and have not received instructions as to how to vote on a proposal are so-called “broker non-votes.” Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares on most matters. If brokers do not receive specific instructions, brokers may, in some cases, vote the shares in their discretion. However, the New York Stock Exchange precludes brokers from exercising voting discretion on “non-routine” matters and on the election of directors without specific instructions from the beneficial owner. Proposals 1, 2 and 3 are not considered “routine” matters as to which brokers may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to those matters. As a result, if you hold your shares in street name and do not provide your broker with voting instructions, your shares will not be voted at the Annual General Meeting with respect to the election of directors, the Company’s Say-on-Pay proposal or the proposal to approve the material terms of the performance goals under the 2007 Incentive Stock Plan. The ratification of BDO USA LLP as our independent registered public accounting firm is considered a “routine matter,” and, therefore, brokers will have the discretion to vote on this matter even if they do not receive voting instructions from the beneficial owner of the shares.

With respect to Proposal 1 regarding the election of directors, assuming a quorum, the candidates receiving a majority of the votes cast by the Record Holders of the common stock will be elected directors. Abstentions and “broker non-votes” will have no effect on the outcome.

With respect to Proposal 2 regarding approval of the Say-on-Pay Resolution, approval of this proposal requires that a quorum be present and that the number of votes cast “for” the proposal exceeds the votes cast “against” it. The Company’s Say-on-Pay vote is advisory in nature and the ultimate outcome of the vote is non-binding on the Company. Abstentions and broker non-votes will have no effect on the outcome.

With respect to Proposal 3 regarding approval of the material terms of the performance goals under the 2007 Incentive Stock Plan, assuming a quorum, approval of this proposal requires that the number of votes cast “for” the proposal exceeds the number of votes cast “against” it. Abstentions and broker non-votes will have no effect on the outcome.

With respect to Proposal 4 regarding approval of the 2012 independent registered public accounting firm, ratification of this appointment requires that a quorum be present and that the number of votes cast “for” the proposal exceeds the votes cast “against” it. Abstentions and broker non-votes will have no effect on the outcome.

Solicitation of Proxies

In addition to this solicitation by mail, the Officers and employees of the Company, without additional compensation, may solicit proxies in favor of the Proposals, if deemed appropriate, by personal contact, letter, telephone or other means of communication. Brokers, nominees and other custodians and fiduciaries will be requested to forward proxy solicitation material to the beneficial owners of the common shares of the Company where appropriate, and the Company will reimburse them for their reasonable expenses incurred in connection with such transmittals. The costs of solicitation of proxies for the Annual General Meeting will be borne by the Company.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to Be Held on July 23, 2012:

In accordance with rules adopted by the United Stated Securities and Exchange Commission (“SEC”), the Company also is making this Proxy Statement and its Annual Report available to stockholders electronically via the Internet. To access this Proxy Statement and the Company’s Annual Report on Form 10-K on the Internet, please visit www.asih.bm.

ELECTION OF DIRECTORS

(Proposal 1)

General

The members of the Board of Directors of the Company are elected by the shareholders. The Company’s Bye-laws provide that the Board shall be made up of no more than fifteen Directors, the specific number of which shall be determined from time to time by the shareholders of the Company. The shareholders have determined by resolution that the number of directorships shall not be more than nine and our Board of Directors currently consists of seven Directors. The directorships of the Company are divided into three classes, with the members of each class serving three year terms, and the shareholders of the Company electing one class annually. Proxies cannot be voted for a greater number of persons than the number of the nominees named.

The Board of Directors has nominated two current Directors for re-election as Class II Directors of the Company to hold office and serve three year terms expiring at the 2015 Annual General Meeting. The terms of the other Directors of the Company who are not up for election will continue as set forth below. Each nominee has agreed to his nomination and to serve as a director, if elected. Unless authority is withheld by the shareholder, it is the intention of persons named by the Company as proxies on its proxy card to vote for the nominees listed. If for any reason any nominee should become unable or unwilling to accept nomination or election, persons voting the proxies will vote for the election of another nominee designated by the Board of Directors. Management of the Company has no reason to believe that any nominee will not serve, if elected.

Set forth below is information about each nominee for election as a director and each incumbent director whose term of office expires at the 2013 or 2014 Annual General Meeting, as the case may be. The ages indicated below are current as of the date hereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 1 TO RE-ELECT CODY W. BIRDWELL AND STEVEN L. GROOT AS CLASS II DIRECTORS.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS, WHOSE TERMS, IF ELECTED, WILL EXPIRE IN 2015.

Cody W. Birdwell, age 59, has served as a Director of the Company since 1986. Mr. Birdwell has been the President of Houston Sunbelt Communities, L.C. in Houston, Texas, which is engaged in subdivision and mobile home community development and sales, since 1993. Mr. Birdwell’s experience in the construction industry in which the Company traditionally has written significant insurance provides the Board with important insight into the developments and trends in this important industry.

Steven L. Groot, age 62, has served as a Director of the Company since 2006. Mr. Groot served in various positions at Allstate Insurance Company in Northbrook, Illinois from 1970 until his retirement in 2002, most recently as President of Direct Distribution and e-Commerce and as a member of its board of directors. Mr. Groot’s many years of insurance industry experience provide the Board with invaluable experience related to our core business.

CONTINUING CLASS III DIRECTORS WHOSE TERMS WILL EXPIRE IN 2013

Harris R. Chorney, age 60, has been a Director of the Company since January 2009. Mr. Chorney is the founding principal of Holder & Wilcox, LLC, a retained executive search firm focusing on the human capital needs of the insurance industry founded in 2001. From 2000 to 2001, Mr. Chorney served as a managing director at KPMG Consulting and from 1983 to 2000 was Assurance Partner at KPMG LLP, serving as partner in charge of KPMG’s U.S. insurance practice. Mr. Chorney was also a member of KPMG’s International Insurance and U.S. Financial Services Leadership Committees from 1993 to 2000.

Thomas W. Mueller, age 57, has served as a Director of the Company since 1986. Mr. Mueller has been Vice President of Cardinal Industrial Insulation Co., Inc. in Louisville, Kentucky, which is engaged in industrial insulation and asbestos and sound abatement, since 1975. Mr. Mueller also serves as a board member for Actors Theatre of Louisville.

CONTINUING CLASS I DIRECTORS WHOSE TERMS WILL EXPIRE IN 2014

David V. Brueggen, age 65, has served as a Director of the Company since 1986 and as Chairman of the Board of Directors since June 2007. Mr. Brueggen was the Senior Vice President of finance of Anson Industries, Inc. in Melrose Park, Illinois, which is engaged in drywall, acoustical and foam insulation contracting prior to his retirement in 2007. Prior to that Mr. Brueggen was employed by Anson Industries, Inc. Previously, he was an audit manager with an international public accounting firm for 10 years. Mr. Brueggen is a certified public accountant.

Stephen R. Crim, age 48, has served as a Director of the Company since 2002. Mr. Crim became President and Chief Executive Officer of the Company in 2003 and became President of the Company’s insurance and reinsurance operations in 2002. Prior to becoming President and Chief Executive Officer, Mr. Crim was responsible for all of the Company’s underwriting functions since joining the Company in 1990. Previously, Mr. Crim was employed in the underwriting departments of Aetna Casualty and Surety Co. and The Hartford Insurance Co. between 1986 and 1990.

Lawrence I. Geneen, age 68, has served as a Director of the Company since 2003. He is President and owner of an insurance risk management and strategic consulting firm in Scarsdale, New York. From 1999 to 2001, he was Executive Vice President and Chief Operating Officer of American Management Association in New York, New York, which is engaged in management training and publishing. From 1997 to 1999, Mr. Geneen was a managing director of Marsh & McLennan, Inc. in New York, where he was responsible for global sales and client management leadership in its insurance brokerage business. From 1992 to 1997 he was a managing principal and shareholder of Johnson and Higgins, and from 1974 to 1992 he was employed in a number of executive sales positions and management positions in its insurance brokerage business.

ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

(Proposal 2)

U.S. securities laws require that we include in our proxy statement an advisory vote on our executive compensation (a “Say-on-Pay” vote) as described in this proxy statement. At the 2011 Annual Meeting, held on July 25, 2011, the shareholders approved our executive compensation, with approximately 96.8% of the shares voted “for” or “against” voting to approve. Also at our 2011 Annual Meeting, we held a separate non-binding, advisory vote as to whether the Say-on-Pay vote should occur every one, two or three years. Shareholders had the option of selecting any one of the three options or abstaining from voting. Approximately 83% of the shareholders voted in favor of holding Say-on-Pay votes each year. While such vote is non-binding, the Board determined to follow the preference expressed by the shareholders and we are again asking our shareholders to provide advisory approval of the compensation of our named Executive Officers as disclosed in the Executive Compensation section and the accompanying tables contained in this proxy statement.

As we describe in detail in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement, we have designed our executive compensation programs to drive our long-term success and increase shareholder value. We utilize our executive compensation programs to provide compensation that will (i) attract and retain executive talent, (ii) encourage our Executive Officers to perform at their highest levels by directly linking a material portion of their total compensation with key Company financial and operational performance objectives, and (iii) directly align our executive compensation with shareholders’ interests through the grants of equity-based incentive awards.

Our Compensation Committee has overseen the development and implementation of our executive compensation programs using these core compensation principles as a guide. Our Compensation Committee also routinely reviews, evaluates and updates our executive compensation programs as needed to ensure that we continue to provide competitive compensation that motivates our named Executive Officers to perform at their highest levels while simultaneously increasing long-term shareholder value.

This non-binding Say-on-Pay vote gives you as a shareholder the opportunity to express your approval or disapproval of the compensation of our named Executive Officers that is disclosed in this proxy statement by voting for or against the following resolution (or by abstaining with respect to the resolution):

RESOLVED, that the shareholders of American Safety Insurance Holdings, Ltd. approve, on an advisory basis, the compensation of the Executive Officers named in this proxy statement as described under “Executive Compensation,” including the Compensation Discussion and Analysis and related tabular and narrative disclosure, contained in this Proxy Statement.

Because your vote is advisory, it will not be binding on either the Board of Directors or the Company. However, our Compensation Committee will take into account the outcome of the shareholder vote on this proposal when considering future executive compensation decisions and arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2 TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION.

APPROVAL OF MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE 2007 INCENTIVE STOCK PLAN

(Proposal 3)

The Company’s 2007 Incentive Stock Plan (the “2007 Plan”) was approved by the Company’s shareholders at the 2007 annual meeting and has served as a vital part of the Company’s overall compensation program. The 2007 Plan allows the Company to grant equity-based compensation awards designed to provide additional incentive for the Directors and for the Officers and employees of the Company who are key to the Company’s success, to align the interests of the Company’s shareholders and the key Officers and employees and to aid in the retention of key personnel. As of March 31, 2012, there were 1,146,576 shares of the Company’s common stock available for grant under the 2007 Plan.

The Directors of the Company and all employees of the Company and its affiliates are eligible to receive awards pursuant to the 2007 Plan. As of March 31, 2012, the Company had approximately 204 employees.

The shareholders are being asked to approve the material terms of the performance goals under the 2007 Plan. Shareholder approval under this Proposal 3 is necessary to preserve the Company’s Federal income tax deduction for performance-based compensation paid to certain Executive Officers under Section 162(m) of the Internal Revenue Code of 1986, as amended. If the shareholders do not approve the material terms of the performance goals, the Company will not have the benefit of this federal income tax deduction with respect to awards granted under the 2007 Plan that contain the performance measures described below.

Section 162(m) of the Internal Revenue Code imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated Executive Officers of the Company. The deduction limitation does not apply to performance-based compensation that satisfies the requirements of Section 162(m). The requirements of Section 162(m) for performance-based compensation include shareholder approval of the material terms of the performance goals under which compensation is paid and the re-approval of such performance goals every five years.

Material Terms of the Performance Goals

The 2007 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the sole discretion to grant to eligible participants one or more equity awards, including stock options, restricted stock, stock appreciation rights, and restricted stock units, performance stock and performance stock units, other stock-based awards or any combination thereof. The Compensation Committee has the sole discretion to determine the number or amount of any award. Awards (other than options and stock appreciation rights) to certain Senior Executives will, if the Compensation Committee intends any such award to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code, become earned and payable only if pre-established targets relating to one or more of the following performance measures are achieved during a performance period or periods, as determined by the Compensation Committee: (a) stock price, (b) earnings per share, (c) net earnings, (d) operating earnings, (e) return on assets, (f) shareholder return, (g) return on equity, (h) growth in assets, (i) revenue, (j) cash flow, (k) market share, (l) relative performance to a group of companies comparable to the Company, and (m) strategic business criteria consisting of one or more objectives based on the Company’s meeting specified goals relating to revenue, market penetration, business expansion, costs or acquisitions or divestitures, subject to a performance period of no less than two calendar or fiscal years.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL THREE TO APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE 2007 INCENTIVE STOCK PLAN.

APPOINTMENT OF AUDITORS AND AUTHORIZATION OF THE AUDIT COMMITTEE TO SET THEIR REMUNERATION

(Proposal 4)

In accordance with Section 89 of the Bermuda Companies Act, the shareholders of the Company have the authority to appoint the Company’s independent registered public accountants (auditors) and to authorize the Audit Committee to set the auditors remuneration. The Audit Committee and the Board of Directors request that the shareholders of the Company approve the appointment of BDO USA, LLP as the Company’s auditors to serve until the conclusion of the next Annual General Meeting and authorize the Audit Committee to set their remuneration.

BDO USA, LLP has served as the Company’s independent auditors since 2004. A representative of BDO USA, LLP is expected to attend the Annual General Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 4 TO APPROVE THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S AUDITORS TO SERVE UNTIL THE CONCLUSION OF THE NEXT ANNUAL GENERAL MEETING AND TO AUTHORIZE THE AUDIT COMMITTEE TO SET THEIR REMUNERATION.

Independent Registered Public Accounting Firm Fees

The following represents the fees billed to the Company for the two most recent fiscal years by BDO USA, LLP the Company’s independent registered public accountant for 2010 and 2011:

	2011	2010
	(in thousands)	(in thousands)
Audit Fees (1)	$545	$542
Audit-Related Fees (1)	15	15
Tax Fees	—	—
All Other Fees	—	—

Total	$560	$557

(1)	Includes fees for professional services rendered for the audit of the Company’s annual financial statements, review of quarterly financial statements, statutory audits in 2011, and the audit of internal controls over financial reporting.

The Audit Committee of the Company’s Board of Directors considered the provision of non-audit services by BDO USA, LLP and determined that the provision of such services was consistent with maintaining the independence of such independent registered principal public accounting firm. The Audit Committee pre-approves all audit and non-audit services provided by BDO USA, LLP.

CORPORATE GOVERNANCE

Meetings and Committees of the Board of Directors

The Board of Directors of the Company held four meetings during 2011. All Directors attended at least 75% of the meetings of the Board of Directors and the Committees thereof on which they served during 2011.

Independence

The New York Stock Exchange listing standards require listed companies to have a board of directors with at least a majority of independent directors. The Board of Directors has affirmatively determined that each current director, including each nominee for reelection, with the exception of Mr. Crim (who is currently employed by the Company as its CEO), qualifies as an independent director. In determining each director’s independence, the Board of Directors did consider that Messrs. Brueggen, Mueller and Birdwell are Directors of American Safety Risk Retention Group, Inc. The Company has no ownership interest in this entity but it is consolidated with the Company for accounting purposes. As a result, the Risk Retention Group is considered an affiliate of the Company rather than a subsidiary of the Company. The Board of Directors has determined that this relationship does not prevent these Directors from being independent within the applicable rules of the New York Stock Exchange and the Securities Exchange Commission (“SEC”).

Committees of the Board of Directors

The Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating and Corporate Governance Committee.

The Board of Directors has established an Audit Committee composed of independent directors which reviews the scope of the Company’s audit, pre-approves the services and fees of its independent accounting firm, recommends to the shareholders the engagement of the independent registered public accounting firm, and reviews such firm’s reports. The Audit Committee operates pursuant to a written charter, a copy of which is available on our website, www.asih.bm in the “Committee Charting” subsection, under “Corporate Overview” in the “Investor Relations” section. The current members of the Audit Committee are Messrs. Brueggen, Chorney (Chairman) and Groot. The Board of Directors has determined that each member of the Audit Committee is financially literate. The Board of Directors has also determined that each of Mr. Brueggen, Mr. Chorney and Mr. Groot is qualified as an “audit committee financial expert” within the meaning of the SEC regulations, and therefore, meets the requirement under the New York Stock Exchange listing standards that at least one member of the audit committee have accounting or related financial management expertise. The Company’s independent registered public accounting firm reports directly to the Audit Committee, which controls their engagement. The Audit Committee pre-approves the provision of all audit and non-audit related services by the Company’s independent registered public accounting firm and meets with management and the accounting firm at each Audit Committee meeting in separate executive sessions, if deemed necessary, to review the Company’s financial statements and significant findings based on the auditor’s review processes. The Audit Committee also has established a procedure for the confidential and anonymous reporting of concerns regarding questionable accounting or auditing matters. The Audit Committee is responsible for reviewing the financial reports and other financial information provided by the Company to any governmental or other regulatory body and monitoring any public distribution or other uses thereof, reviewing the annual independent audit of the Company’s financial statements, reviewing the Company’s systems of internal accounting and financial controls and reviewing and monitoring the internal audit process and internal audit results. However, the Audit Committee is not responsible for planning or conducting the audit or for determining whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Nor is the Audit Committee responsible for ensuring that the Company complies with all laws and regulations and its Code of Business Conduct and Ethics. The Audit Committee held five meetings during 2011.

The Compensation Committee is currently composed of Messrs. Geneen (Chairman) and Mueller. The Committee operates pursuant to a written charter, which is available on our website, www.asih.bm in the “Committee Charting” subsection, under “Corporate Overview” in the “Investor Relations” section. The charter is reviewed annually by the Committee. The Board of Directors has determined that the members of the Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code), and “independent directors” (within the standards set forth by the New York Stock Exchange). In addition, no Committee member is a current or former employee of the Company or any of its subsidiaries. Generally, the Committee is responsible for recommending to the Board of Directors matters regarding executive compensation. The Compensation Committee held four meetings during 2011.

The Finance Committee is composed of Messrs. Birdwell and Groot and is responsible for recommending portfolio allocations to the Board of Directors, approving the Company’s guidelines that provide standards to ensure portfolio liquidity and safety, approving investment managers and custodians for portfolio assets, and considering other matters regarding the financial affairs of the Company. The Committee operates pursuant to a written charter, which is available on our website, www.asih.bm in the “Committee Charting” subsection, under “Corporate Overview” in the “Investor Relations” section. The Finance Committee held four meetings during 2011.

The Nominating and Corporate Governance Committee is composed of Messrs. Birdwell (Chairman), Geneen and Mueller. The Committee has as its purposes identifying individuals qualified to become members of the Board of Directors and recommending to the Board of Directors candidates for election or reelection as directors; monitoring and recommending corporate governance and other Board of Directors practices; and overseeing performance reviews of the Board of Directors, its committees and the individual members of the Board of Directors. The Committee operates pursuant to a written charter, which is available on our website, www.asih.bm in the “Committee Charting” subsection, under “Corporate Overview” in the “Investor Relations” section. The Nominating and Corporate Governance Committee held four meetings in 2011.

Shareholders may obtain a printed copy of any of the committee charters referenced above, without charge, upon written request to the Secretary of the Company, 31 Queen Street, Hamilton HM 11, Bermuda.

Executive Sessions

The independent directors generally meet in executive sessions, at which only independent directors are present, at meetings of the Board of Directors and as needed. Mr. Brueggen presides over the executive sessions of the Board of Directors.

Board of Directors Attendance at Annual General Meeting

It is the policy of the Company and the Board of Directors that all Directors attend the Annual General Meeting and be available for questions from shareholders, except in the case of unavoidable conflicts. All of the Company’s Directors attended the 2011 Annual General Meeting of Shareholders.

Shareholder Communications to the Board of Directors

Shareholders and other parties interested in communicating directly with the Company’s Board of Directors or any individual may contact them by writing c/o the Secretary of the Company, 31 Queen Street, Hamilton HM 11, Bermuda. The Secretary will receive the correspondence and forward it to the individual director or directors to whom the correspondence is directed or the Chairman of the Nominating and Corporate Governance Committee. The Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business or similarly inappropriate.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee has been delegated the task of seeking qualified candidates for Directors and evaluating and recommending for subsequent ratification by the Board of Directors for nomination candidates for election or reelection as Directors.

With respect to the Committee’s evaluation of director nominee candidates, the Committee has no formal requirements or minimum standards for the individuals that it nominates. The Committee evaluates each candidate for nomination to election to the Board of Directors based on certain minimum requisite qualifications set forth by the Board of Directors. Some factors that the committee generally views as relevant and is likely to consider in its evaluation of candidates include, but are not limited to:

•	Career experience, particularly experience germane to the Company’s business;

•	Personal and professional ethics;

•	Expertise that may serve the Company and complement the expertise of other members of the Board of Directors;

•	Ability to devote significant time and effort to Board of Directors and Board of Directors committee responsibilities;

•	Whether the candidate is independent; and

•	Whether a candidate is financially literate or an “audit committee financial expert” (as defined by the SEC).

The committee does not assign a particular weight to these individual factors. Rather, the committee looks for a mix of factors, when considered in combination with the expertise and credentials of the other candidates and the existing Board of Directors that will provide shareholders with an experienced and diverse Board of Directors.

With respect to the identification of nominee candidates, the Committee does not have a formalized process. Instead, its members and the senior management of the Company generally recommend candidates of whom they are aware personally or by reputation. The Company historically has not utilized a recruiting firm to assist in the process, but may do so in the future.

The Nominating and Corporate Governance Committee welcomes recommendations from shareholders. The Nominating and Corporate Governance Committee evaluates a candidate recommended by a shareholder in the same manner that the committee evaluates a candidate recommended by other means. In order to make a recommendation, the Nominating and Corporate Governance Committee asks that a shareholder send the Nominating and Corporate Governance Committee:

•	A resume for the candidate, detailing the candidate’s work experience and credentials;

•

A written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) is, or is not, “independent” as that term is defined in the charter of the Nominating and Corporate Governance Committee, and (4) has no plans to change or influence the control of the Company;

•

The name of the recommending shareholder as it appears in the Company’s books, the number of shares that are owned by that shareholder and written confirmation that the shareholder consents to the disclosure of his or her name. (If the recommending person is not a shareholder of record, he or she should provide proof of share ownership);

•	Personal and professional references, including contact information; and

•

Any other information relating to the candidate required to be disclosed in a proxy statement for election of directors under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”).

This information should be sent to the Nominating and Corporate Governance Committee, c/o Secretary, American Safety Insurance Holdings, Ltd., 31 Queen Street, Hamilton HM 11, Bermuda, who will forward the information to the Chairman of the Committee. In order to be included in the Company’s proxy materials for presentation at the 2013 Annual General Meeting of Shareholders, the Secretary must receive this information by January 30, 2013.

In addition to the procedures described above for recommending prospective nominees, shareholders may directly nominate directors for consideration at the Annual General Meeting of Shareholders.

Director Compensation

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid In Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($)	Total ($)
Cody W. Birdwell	42,500	47,500	—	90,000
David V. Brueggen	62,500	47,500	8,511	118,511
Harris Chorney	55,000	47,500	14,792	117,292
Stephen R. Crim (3)	—	—	—	—
Lawrence I. Geneen	46,500	47,500	7,142	101,142
Steven L. Groot	51,250	47,500	10,010	108,760
Thomas W. Mueller	37,000	47,500	6,320	90,820

(1)	These amounts represent all fees earned for service as a Director during 2011. The non-employee Directors received the following compensation for their services as a Director. The Directors’ compensation is subject to change from time to time.

•

Annual Retainer Fee – Each non-employee Director is paid in the form of common shares of the Company having a fair market value of $40,000 (or a pro rata portion thereof for less than a full year’s service) on the date of issuance.

•

Retainer Fees for Committee Chairs – The annual cash retainer for (i) the Chairman of the Board is $15,000; (ii) the Audit Committee Chairman is $15,000; and (iii) the Chairman of any committee, other than the Audit Committee, is $7,500.

•

Travel Compensation – Each non-employee Director receives $1,000 for their travel time to any meeting requested by the Company in which they are present in person and for other miscellaneous expenses. Such compensation is not paid for attendance at a meeting not requiring travel.

•

Expense Reimbursement – The Directors are reimbursed for their expenses incurred in connection with travel to any Board and/or Committee meeting, including airfare, lodging and meals and incidentals. Directors are also reimbursed for fees and costs associated with board education or professional development.

(2)	“Stock Awards” dollar amount is calculated by using fair market value of the awards on July 25, 2011. The aggregate number of common shares issued was 16,975.
(3)	Mr. Crim is the Chief Executive Officer of the Company and receives no additional compensation as a Director of the Company.

Code of Business Conduct and Ethics

The Board of Directors has approved a Code of Business Conduct and Ethics in accordance with rules of the SEC and the New York Stock Exchange listing standards applicable to all directors, officers and employees, including the principal executive officers, principal financial officers, principal and senior accounting officers or controller, or persons performing similar functions. The Code of Business Conduct and Ethics is intended to provide guidance to directors and management to assure compliance with law and promote ethical behavior. The Company’s Code of Business Conduct and Ethics is available on our website, www.asih.bm in the “Governance Documents” subsection, under “Corporate Overview” in the “Investor Relations” section. Shareholders may request a printed copy of the Code of Business Conduct and Ethics, free of charge, upon written request to the Secretary of the Company, 31 Queen Street, Hamilton HM 11 Bermuda.

Corporate Governance Guidelines

The Company is committed to having sound corporate governance practices, and the Board of Directors has adopted Corporate Governance Guidelines that provide a framework for the governance of the Company. The Board of Directors reviews these guidelines periodically and monitors developments in the area of corporate governance. Our Corporate Governance Guidelines are available on our website, www.asih.bm in the “Governance Documents” subsection, under “Corporate Overview” in the “Investor Relations” section. Shareholders may request a printed copy, without charge, upon written request to the Secretary of the Company, 31 Queen Street, Hamilton HM 11 Bermuda.

Diversity

The Board firmly believes that it is necessary, in order for the Board to function appropriately, for each of its members to possess a number of qualities and skills. The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) seeks candidates for the Board who have a broad diversity of experience, profession, skill, education and background. The Board believes that the backgrounds and experiences of the members of the Board, considered as a group, should provide a significant composite mix of experience, particularly management experience, knowledge, industry expertise and abilities in order for the Board to best fill its responsibilities. The Nominating Committee also considers the evolving needs of the Board for particular expertise and searches for candidates to fill any current or anticipated future particular expertise or experience needs of the Board. In addition, the Nominating Committee considers areas of judgment, background, stature, potential conflicts of interest, integrity, ethics, and commitment to maximizing shareholder value, as well as focusing on areas of diversity such as gender, race, national origin, education and differences in viewpoints and skills. The Nominating Committee does not have a formal policy with respect to diversity but believes strongly that the Board members must represent diverse points of view. Potential nominees are not discriminated against on the basis of race, gender, national origin, sexual orientation, disability or any other basis proscribed by law. In the context of nomination of members of the Board for re-election, the individual’s performance as a Board member and contributions to the Board are also considered.

Director Qualifications

The Board of Directors is responsible for oversight of the Company’s business, subject to the Board’s fiduciary duties to the Company’s stockholders. Discharging this responsibility requires that the Board consist of skilled individuals with varied backgrounds, qualities and experience. The Board believes that there are both basic qualifications for service on the Board that apply to all Directors and special qualifications that need to be represented on the Board but need not be possessed by each of the members. The Board and the Nominating Committee consider the qualifications of members of the Board and nominees for Board positions individually and in light of the composition of the Board and perceived needs of the Company.

In assessing Board members and candidates for the Board, the Nominating Committee considers, among other attributes, the person’s judgment, integrity, experience, background, industry knowledge and ability and commitment to devote the time necessary in order to fulfill his or her Board responsibilities. As noted above in Diversity, the Nominating Committee does not have a specific diversity policy but believes that a variety of points of view is beneficial to the proper functioning of the Board and the satisfaction of its responsibilities. Because the Company is a specialized excess and surplus insurance carrier and reinsurer, the Board believes that it is particularly important that specific industry experience in the insurance, construction and environmental industries be represented on the Board. In addition, both general and industry specific finance and accounting expertise is critical. Finally, the Board feels that industry specific capital markets experience is an important component in the composition of the Board.

Below is a chart that summarizes the specific qualifications of each non-employee member of the Board of Directors, including the nominees for election at the 2012 Annual Meeting of Stockholders. An “X” in the chart indicates that person’s specific qualification or expertise upon which his Board service is based. The fact that a particular qualification is not marked does not mean that the person does not have that particular qualification or skill, just that the particular qualification or skill is not the area for which the Board relies on that person.

	Cody W. Birdwell*	David V. Brueggen	Harris R. Chorney	Lawrence I. Geneen	Steven L. Groot*	Thomas W. Mueller
High level of industry specific accounting and finance expertise		X	X		X
Audit Committee financial expert		X	X		X
Extensive knowledge of the insurance industry				X	X
Extensive construction and environmental industry knowledge and experience	X	X				X
Broad general business experience	X	X		X		X

*	Candidate for reelection at 2012 Annual Meeting of Stockholders

Board Leadership Structure

The Company has separated the roles of Chief Executive Officer and Chairman of the Board in recognition of the distinct differences between the two functions. The Chief Executive Officer is responsible for setting the strategic direction of the Company, acting as the face of the Company to the investment community, and for the day to day leadership and performance of the Company. In contrast, the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the Board and the shareholders. Mr. Brueggen, the Chairman of the Board, is not an employee of the Company and is “independent,” so the Board has not appointed a “lead” or “presiding” director.

Board’s Role in Risk Oversight

The Board takes an active role, both as a whole and at the committee level, in overseeing management of the Company’s risks. The Board or appropriate committee of the Board receives regular reports from members of senior management on areas of material risk to the Company, including, without limitation, operational, financial, legal and regulatory, strategic, credit, liquidity, investment and reputational risks. The Compensation Committee is responsible for overseeing management of risks associated with the Company’s compensation plans and arrangements. The Audit Committee is responsible for oversight of financial risk management while the Finance Committee oversees management of investment risks. The Nominating and Corporate Governance Committee oversees management of risks related to director independence, conflicts of interest and corporate governance. The Board as a whole is responsible for oversight of the Company’s enterprise risk management program and, while Committees are primarily responsible for overseeing the management of certain risks, the entire Board is regularly informed about such risk oversight through Committee reports.

Executive Officers

The following summarizes the business experience over the last five years of the Company’s Executive Officers, other than Mr. Crim, whose business experience is described above under ‘DIRECTORS’.

Mark W. Haushill, age 50, has served as Chief Financial Officer and Treasurer since September 2009. Prior to joining ASI, he served as Senior Vice President and Chief Financial Officer at Argo Group International from December 2000 to September 2009. Prior to Argo Group, Mr. Haushill served in the management of the Treasury Operations both at USAA and Titan Holdings, Inc. and in the audit practice at KPMG. Mr. Haushill has over 24 years of experience in property and casualty insurance. Mr. Haushill holds a certified public accountant certificate.

Ambuj Jain, age 51, has served as the Company’s Senior Vice President of U.S. Operations since 2008. He oversees underwriting and marketing for the U.S. product lines. Mr. Jain served as the Company’s Vice President of Planning Operations Support from 2004 to 2008. Prior to joining ASI, he served as a Consultant to the Company’s Board and Executive Management from 1999 to 2004. Mr. Jain holds a Bachelor of Commerce degree from Allahabad University, a Master of Commerce degree from the University of Delhi, an MBA and a Ph.D. from SUNY at Buffalo.

Nicholas J. Pascall, age 39, has served as Chief Underwriting Officer of American Safety Reinsurance Ltd. since August 2008. Previously, Mr. Pascall was the head of casualty underwriting with Catlin Bermuda from 2003 to 2008, a class underwriter with Catlin Underwriting Agencies London from 1999 until 2002, an underwriter with CNA Re Chicago from 1998 to 1999, and an underwriter with CNA Re London from 1992 to 1998. Mr. Pascall has over 20 years of experience in the reinsurance industry.

Joseph D. Scollo, Jr., age 48, has served as Executive Vice President and Chief Operating Officer of the Company since January 2006. Mr. Scollo served as Executive Vice President of the Company since January 2003 and as Senior Vice President—Operations from 1998 until January 2003. Previously, Mr. Scollo served as Senior Vice President—Operations of United Coastal Insurance Company in New Britain, Connecticut from 1989 until 1998. Mr. Scollo has over 24 years of experience in the insurance industry. Mr. Scollo holds a certified public accountant certificate.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee. As described above, in “Corporate Governance,” the Company has a Compensation Committee (the “Committee”) that currently consists of Messrs. Brueggen, Geneen (Chairman) and Mueller. The Committee operates pursuant to a written charter reviewed annually by the Committee and that is available on our website, www.asih.bm. The Board of Directors has determined that the members of the Committee are “non-employee Directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code) and “independent directors” (within the standards set forth by the New York Stock Exchange). In addition, no Committee member is a current or former employee of the Company or any of its subsidiaries. Generally, the Committee is responsible for reviewing and recommending to the Board of Directors matters regarding Executive compensation. The Committee generally meets quarterly, and on an as-needed basis.

General Philosophy. We compensate our senior management through a combination of base salary, bonus and equity compensation that we design to be competitive and to align our management’s incentives with the long-term interests of our Shareholders. The purpose of our compensation program generally is to develop and implement a fair, consistent and competitive program, which will attract, motivate and retain highly qualified talent. The Committee views the compensation program as a management tool that, through the setting of goals and objectives, encourages management to achieve or exceed the Company’s business objectives. In making compensation decisions, we establish target overall cash compensation and then allocate that compensation between base salary and bonus. We then determine what level, if any, of equity compensation is appropriate. At the senior management level, we design incentive compensation as an aid to retention of key employees and to reward company-wide performance by tying awards to the achievement of goals and objectives that relate to (i) our performance in such areas as growth and return on equity, (ii) individual performance and (iii) business unit performance, as discussed below under “- Annual Cash Bonuses” and “- Equity Compensation.” The compensation for each of our Named Executive Officers (“NEOs”) consists of a base salary, an annual bonus, restricted stock awards and other benefits and perquisites.

Our management incentive plans are designed to be self-funding and provide participant target incentive awards that increase or decrease based on individual and Company performance results. Incentive compensation will become a larger portion of an Executive’s total direct compensation as he or she assumes significant responsibilities and has a significant impact on the financial or operational success of the Company.

Committee Process. The Committee designs, evaluates and approves our Executive compensation plans, policies and programs. The Committee annually reviews and evaluates the goals and objectives relevant to the compensation of our NEOs and annually evaluates the performance of our Chief Executive Officer in light of those goals and objectives. In addition, the Committee reviews and approves compensation levels and compensation awards for our other NEOs recommended by the Chief Executive Officer, who reviews individual and corporate performance for the other NEOs and makes recommendations to the Committee. These recommendations are generally approved. In all cases, however, the Committee is an active participant in establishing the goals for bonuses.

The Committee also administers our equity-based compensation plan, although it has delegated to our Chief Executive Officer the authority to make limited awards to newly-hired Executives and other key employees as necessary or appropriate to attract and retain highly qualified individuals to the Company. The Committee is authorized to retain experts, consultants and other advisors to aid in the discharge of its duties. The Committee reports regularly to the Board of Directors on matters relating to the Committee’s responsibilities, and it is common for all of our non-employee Directors to attend Committee meetings. The Committee follows regulatory and legislative developments and considers corporate governance best practices in performing its duties.

At our 2011 Annual Meeting of Shareholders we asked our shareholders to approve, on a non-binding basis, our Executive compensation as disclosed in the proxy statement for that meeting. The shareholders approved our Executive compensation by a vote of 6,070,925 (96.8%) to 199,149 (3.2%), with 448,523 abstaining. While we were pleased with this vote of confidence, the Committee remains committed to continuous improvement in our compensation system.

Targeted Overall Compensation for 2011. The goal of our compensation programs is to fairly compensate our Executives in a manner to be competitive and to align our Executives’ incentives with the short term operational and financial success of the Company and the long-term interests of our stockholders. Our compensation programs are designed to support management’s goal of hiring, retaining and rewarding qualified Executives who embrace the Company’s mission of providing innovative insurance solutions for specialty risks in underserved markets and who are committed to providing continuing value to our stockholders. All of our compensation programs are strategy-focused, competitive and, where appropriate, may include supplemental and perquisite programs.

Base compensation generally is established at a level competitive with a defined peer group. Total direct compensation will be targeted at up to the 75th percentile when performance goals are achieved. In 2009, the Committee retained Lockton Benefits Group (“Lockton”) to perform certain consulting and advisory services with respect to the Company’s compensation practices. The peer data was prepared by Lockton Companies, LLC and included information with respect to the following companies:

•	American Physicians Capital, Inc.

•	American Physicians Service Group, Inc.

•	Amerisafe, Inc.

•	Amtrust Financial Services, Inc.

•	Baldwin & Lyons, Inc.

•	Donegal Group, Inc.

•	Eastern Insurance Holdings, Inc.

•	Employers Holdings, Inc.

•	First Mercury Financial Corp.

•	FPIC Insurance Group, Inc.

•	Hallmark Financial Services, Inc.

•	Meadowbrook Insurance Group

•	Mercer Insurance Group

•	National Interstate Corp.

•	NYMAGIC, Inc.

•	PMA Capital Corp.

•	Seabright Holdings, Inc.

•	Specialty Underwriters’ Alliance, Inc.

•	Tower Group, Inc.

•	United America Indemnity, Ltd.

While the Company is not aware of any company that is identical in structure, size, lines of business and U.S. and Bermuda operations, each of the companies included in the peer group is a small to mid-cap sized specialty insurer or reinsurer that has characteristics that Lockton and the Committee believe qualify them to be appropriate points of comparison. The goal of our compensation program is to fairly compensate our Executives in a manner to be competitive with comparable employers and to align our Executive’s incentives with the short-term operational and financial success of the Company and the long-term interests of the Company and its Shareholders.

Where appropriate, Executives will be selected to participate in the Company’s supplemental or perquisite programs, depending upon comparable data, retention value of the Executive and cost to the Company.

Our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated Executive Officers of the Company who received a combined salary and bonus in excess of $100,000 during 2011 (our “NEOs”) are Stephen R. Crim, our President and Chief Executive Officer, Mark W. Haushill, our Chief Financial Officer, Joseph D. Scollo, Jr., our Executive Vice President and Chief Operating Officer, Ambuj Jain, our Senior Vice President, and Nicholas J. Pascall, our Vice President and Chief Underwriting Officer of our reinsurance subsidiary.

With respect to Stephen R. Crim, our President and Chief Executive Officer, we considered Mr. Crim’s responsibilities and his contributions to the Company’s operating results during his tenure in establishing his targeted overall compensation for 2011. The results of the 2009 advisory work by Lockton Companies, LLC noted above were taken into account in setting compensation levels for 2011. The Committee did not perform a formal survey of those peer or similar company levels, nor did the Committee retain a separate compensation consultant to advise us with respect to compensation levels for 2011. Rather we subjectively assessed the appropriate areas of compensation levels. We followed a similar process when establishing targeted compensation for our other NEOs. The Chief Executive Officer reviews the other NEO’s performance and makes compensation recommendations to the Committee, which are reviewed by the Committee in light of the overall compensation and Company performance.

For 2011, the Company’s bonus plans relative to its NEOs were governed by the 2011 Executive Long-Term Incentive Plan (the “LTIP”) and the Production Underwriters Long-Term Incentive Plan (the “Underwriters LTIP”). See “2011 Executive Long-Term Incentive Plan” and “Production Underwriters Long-Term Incentive Plan,” below. The LTIP includes, Messrs. Crim, Haushill, Scollo, and Jain. Mr. Pascall is included in Group 1 of the Underwriters LTIP. The Company’s bonus plans as they relate to each NEO have both corporate and personal performance goals established on an annual basis. Pursuant to the LTIP, bonuses for NEO’s are based 80% on the achievement of the corporate goals and 20% on the achievement of the particular NEO’s personal goals. The bonus plan incorporated in the Underwriters

LTIP as it relates to Mr. Pascall includes group (80%) and personal (20%) goals as well. The Board of Directors sets the corporate goals based on the budget. Mr. Crim, the CEO, works directly with the Committee and the other NEOs to formulate and approve applicable group goals and their respective personal goals at the beginning of the year and the Committee formulates and approves Mr. Crim’s personal goals. At the end of the year, Mr. Crim assesses the achievement of the group and personal goals with respect to the other NEOs and the Committee assesses the achievement of these goals with respect to Mr. Crim.

The goals are intended to reflect the attainment of targets that are primarily designed to further the objectives of the Company’s strategic plan, which is updated each year. For 2011 (the year covered by the 2012 proxy statement), the Board based 100% of the corporate component of the bonus plans on profitability, measured by the achievement of a return on equity target of 7% (the “2011 Annual Objective”).

Mr. Pascall, who has specific business unit oversight with respect to the Company’s Bermuda operations, focused primarily on achieving the 2011 Annual Objective by pursuing achievement of targeted gross written premium of $55.5 million, $7.1 million of earnings prior to expense allocations and a 98.8% combined ratio for the assumed reinsurance division. Mr. Haushill, as CFO, primarily focused on achieving the 2011 Annual Objective through developing and implementing a talent management process for the financial organization and developing a strategy for capital deployment and acquisition. Mr. Jain, as the Company’s Senior Vice President, focused primarily on achieving the 2011 Annual Objective by pursuing achievement of targeted gross written premium of $250.3 million, $(1.26) million of pre-tax earnings excluding investment income and a combined ratio for the U.S. business of 100.7%.

For the year ended December 31, 2011, the Company achieved a return on equity of 0%. As the return on equity goal was not achieved for 2011, none of the NEOs received a cash bonus with respect to 2011.

Base Salaries. The base salaries for 2011 for Messrs. Crim, Haushill and Scollo reflect increases over prior salaries based on Company performance and achievement of individual goals and objectives. The base salary for Mr. Haushill was established by contract when he joined the Company in September 2009. In the case of each of Messrs. Jain and Pascall, base salaries were established by considering his respective performance and contribution to the Company and his respective business responsibilities. These amounts reflect levels that we concluded were appropriate based on our general experience and considering compensation levels at our peer companies. Our base salaries are intended to be competitive with base salaries paid by other similar insurance companies to Executives with similar qualifications, experience and responsibilities, although we do not follow a formal practice in this regard. The Committee periodically discusses salary recommendations with the Chief Executive Officer with regard to other Executive Officers. These salary recommendations generally are based on an evaluation of the individual’s performance in the position held, the Company’s operating results, and the individual’s contribution to the Company’s operating results.

The compensation of our Chief Executive Officer, Stephen R. Crim, Executive Vice President and Chief Operating Officer, Joseph D. Scollo, Jr. and Chief Financial Officer, Mark W. Haushill, are governed in part by employment agreements, the material terms of which are more specifically described below under “—Employment Agreements.” These employment agreements provide for a minimum base salary of $408,233 for Mr. Crim, $345,000 for Mr. Scollo and $335,000 for Mr. Haushill, subject to annual review and adjustment. Compensation, including base salary and bonus opportunity for each of Messrs. Jain and Pascall was based on a determination by the Chief Executive Officer, discussed with and approved by the Committee. The base salaries for Messrs. Crim, Scollo, Haushill, Jain and Pascall in 2011 were $440,000, $407,516, $348,600, $272,038 and $381,326, respectively.

2011 Awards under 2007 Plan. In 2007, the Committee retained Lockton to review the Company’s compensation programs. Based on the results of this review, the Compensation Committee adopted, and shareholders approved the 2007 Plan. This plan is administered by our Human Resources Department, with input from the Chief Executive Officer and the Committee. In January 2011, the Committee adopted the 2011 Executive Long-Term Incentive Plan (the “LTIP”) covering NEOs Crim, Haushill, Scollo and Jain. The LTIP is implemented through awards under the 2007 Plan.

The LTIP is designed to compensate and retain those Executives and key employees that contribute the most to driving revenue and profitability. This philosophy represents a modification from prior year plans, which were more focused on title than revenue and profitability. Messrs. Crim, Haushill, Scollo and Jain are included in the LTIP and are eligible to receive restricted stock grants and annual performance-based cash bonus awards. Restricted stock awards are designed as an aid in retention of personnel and are not directly tied to performance. Restricted stock awards vest 25% on each of the first and second anniversaries of the award, with the final 50% vesting on the third anniversary of the award.

The targeted incentive payouts for 2011 generally applicable to NEOs are based on meeting established targets, expressed as a percentage of the NEO’s base salary and include a 32% cash bonus for each NEO under the LTIP, a 40% restricted stock grant for Messrs. Crim and Scollo, and a 30% restricted stock grant for Messrs. Haushill and Jain. The targets are established each year. The Committee reserves the right to modify the bonus payout based on extraordinary circumstances and/or exceptional performance.

The cash bonus portion of the LTIP is designed to reward short term performance, and is distributed based on a combination of achieving annual financial targets and established qualitative goals. For 2011, our financial target was based 100% on profitability, as measured by pre-tax earnings and return on equity. In addition to the financial target, a portion of the bonus is based upon achievement of other personal and qualitative goals established annually. Under the LTIP, NEOs receive 80% of their cash bonus based on the corporate financial target and 20% of their cash bonus based on meeting certain personal and qualitative goals.

Under the LTIP, to reward NEOs for achieving optimal results, leverage ratios apply to the cash bonus amounts for exceeding or missing financial targets. The following leverage ratios apply to the cash bonus portion under the LTIP:

% ACHIEVED OF TARGET	LEVERAGE RATIO
120%	150%
110%	120%
100%	100%
90%	50%

The following table provides an overview of the total incentive compensation under the 2011 LTIP, consisting of cash bonus and restricted stock awards, which participants may receive depending on the level of achievement of established targets. For example, if 100% of the target is achieved, NEOs would receive a cash bonus of 32% of salary. Messrs. Crim and Scollo would receive a restricted stock award equal to 40% of salary. Messrs. Haushill and Jain would receive a restricted stock award equal to 30% of salary. As a result, Messrs. Crim and Scollo would receive total incentive compensation under the 2011 LTIP of 72% of salary and Messrs. Haushill and Jain would receive total incentive compensation of 62% of salary.

RECIPIENT	TARGET BONUS	BONUS AT 110% OF TARGET	BONUS AT 120% OF TARGET	BONUS AT 90% OF TARGET
Crim Scollo	72%	78.4%	88%	56%
Haushill Jain	62%	68.4%	78%	46%

Note that the information in the table above represents the total incentive compensation, including cash and restricted stock, and is expressed as a percentage of the NEO’s base salary.

Production Underwriters Long-Term Incentive Plan. The Compensation Committee adopted the Underwriters LTIP in order to more closely tie incentives for production underwriters to the long term profitability of the participating underwriter’s respective product line. The Underwriters LTIP also is implemented through awards under the 2007 Plan. Mr. Pascall participates in the Underwriters LTIP and is eligible to receive a Restricted Stock Award equal to 20% of his salary. Restricted Stock Awards are designed as an aid in retention of underwriting personnel and are not directly tied to performance. Restricted stock awards vest 25% on each of the first and second anniversaries of the award, with the final 50% vesting on the third anniversary of the award.

Participants in the Underwriters LTIP also are eligible to receive a cash bonus equal to a share of the underwriting profits, as defined in the Underwriters LTIP, of their respective product line. An amount equal to 6% of the 2011 underwriting profits of the applicable product line is placed in a pool. The percentage of the bonus pool that is distributed is determined by meeting certain levels of return on equity levels by the Company, as follows:

2011 COMPANY ROE	% OF POOL DISTRIBUTED
7% or higher	100%
5.8%	80%
5% or lower	70%

The percentage of the pool to be distributed is adjusted on a pro-rata basis if the return on equity results fall between the indicated levels.

After December 31st and before March 15th of each subsequent calendar year until the end of the vesting period (outlined below), the 2011 underwriting profit will be recalculated based on updated gross ultimate accident year loss and LAE incurred (including IBNR as established by the Company). Any change in the underwriting profit from the updated calculation will adjust the bonus pool and the bonus pool account for each participant. The adjustment to each applicable participant will be in the same ratio as the original distribution.

To the extent that there is a downward adjustment to the business unit bonus pool as a result of lower underwriting profit for that unit, any current or future potential payouts applicable to the original 2011 bonus pool will be offset to the extent of previously overpaid amounts. Concurrently, if the business unit bonus pool is increased as a result of improved underwriting profit, such increased amount will be added to the bonus pool account for each applicable participant in the same ratio as the original distribution in accordance with the established vesting schedule below.

In order to reward performance over the long-term, the payout of the bonus pool account (as adjusted from time to time) is subject to a vesting schedule. Vesting will occur on December 31 of each calendar year starting on December 31, 2011 as set out below. Vested amounts will be paid by March 15th of the subsequent calendar year in which vesting occurs. The vesting period for the payout of the bonus pool is four years, with 50% of the bonus payable in year 1, 20% payable in each of years 2 and 3, with the balance of 10% payable in year 4.

Annual Cash Bonuses. For 2011, each NEO was eligible for an annual cash bonus under the LTIP or Underwriters LTIP, as applicable. Cash bonus awards to our NEOs under the 2011 LTIP and Underwriters LTIP for 2011 were based on the achievement of goals and objectives established by the Committee which relate to (i) our profitability measured by return on equity, (ii) individual performance, and (iii) in Mr. Jain’s and Mr. Pascall’s case, group performance. As management responsibility increases, the bonus potential increases and goals and objectives are more heavily weighted toward overall Company performance. The goals and objectives were established by the Committee in January 2011 and consisted of a target for profitability measured by pre-tax income and return on equity. The Committee established goals and objectives for 2012 in March 2012. These goals and objectives for 2012 are similar to those established for 2011, with components for return on equity and pre-tax earnings.

For the year ended December 31, 2011, no NEO received a cash bonus because the goals were not achieved.

Equity Compensation. The Committee believes strongly that equity-based awards are an integral part of total compensation for employees with significant responsibility for our long-term results. As part of our compensation program, in 2011 each NEO was eligible for a restricted stock award pursuant to the LTIP or the Underwriters LTIP, as applicable.

All equity awards granted under the LTIP and Underwriters LTIP are issued under the Company’s 2007 Plan approved by our Shareholders in June 2007. The 2007 Plan is intended to further the interests of the Company and its Shareholders by attracting, retaining and motivating Officers, employees, consultants and advisors to participate in the long-term development of the Company through stock ownership. The 2007 Plan defines the incentive arrangements for eligible participants and authorizes the granting of incentive stock options, nonqualified options, restricted stock awards and other forms of equity compensation, which may be made subject to the discretion of the Committee and, for annual awards, are generally made in conjunction with the achievement of the goals and objectives detailed in the LTIP and Underwriters LTIP as discussed above. The Committee is authorized to determine the terms and conditions of all option grants, subject to the limitations set forth in the 2007 Plan. In accordance with the terms of the 2007 Plan, for options, the option exercise price per share will not be less than the fair market value of the common shares on the date of grant, the term of any options granted may be no longer than ten years and there may or may not be a vesting period before any recipient may exercise any of those options. The rights of recipients receiving stock options generally vest equally over three years, beginning with the first anniversary date of grant, although options granted may cliff vest on the third anniversary of the grant date. All options expire ten years from the date of grant, unless sooner exercised. However, in some instances, particularly with initial option grants to new key employees, the options vest 100% on the fifth anniversary of the grant date. Generally, the vesting of options issued under the 2007 Plan is accelerated in the event of a change in control of the Company.

With the exception of significant promotions and new hires, we generally make these types of awards at a meeting of the Committee each year following the availability of the financial results for the prior year and prior to March 15. The 2011 grant awards were determined at the Committee’s meeting on March 8, 2011, with a grant date of March 14, 2011. This timing was selected because it enabled the Committee to consider the Company’s prior year performance, the performance of the potential recipients and our expectations for future years. The Committee’s meeting schedule is determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental. During the year ended December 31, 2011, a total of 272,081 shares of restricted stock, valued at $5,128,726, were granted under the 2007 Plan.

Pursuant to their employment agreements, each of Messrs. Crim, Haushill and Scollo is eligible to participate in all Company equity plans. Under the LTIP and Underwriters LTIP, all NEOs are eligible to receive awards under the 2007 Plan. In 2011 pursuant to the LTIP and Underwriters LTIP, Messrs. Crim, Haushill, Scollo, and Jain were granted Restricted Stock Awards valued at $173,795, $101,842, $158,811, $78,664, respectively, under the 2007 Plan. Each of these awards vests 25% on the first anniversary of the award, 25% on the second anniversary of the award and 50% on the third anniversary.

On July 29, 2011, Messrs. Crim, Haushill, Scollo, Jain and Pascall received special Restricted Stock Awards valued at $1,125,000, $937,500, $1,125,000, $468,750 and $187,500, respectively, which cliff vest on the fifth anniversary date based on achievement of book value per share of $40.50. In addition, Mr. Pascall received a Restricted Stock Award valued at $47,500 on August 3, 2011, in connection with his becoming head of our Bermuda reinsurance operation.

Severance Benefits. We believe that companies should provide reasonable severance benefits to certain of their employees. With respect to senior management, these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. They should also disentangle the Company from the former employee as soon as possible. We do not have a general severance plan in place but severance benefits for certain of our NEOs are detailed in their respective employment agreements, as detailed in the section entitled “Potential Payments Upon Termination or Change In Control.”

Retirement Plans. The Company offers its employees a “safe harbor 401(k) plan” (the “401(k) Plan”). All employees are eligible to participate in the 401(k) Plan. Participants in the 401(k) Plan may elect to defer up to 92% of their compensation each year in lieu of receiving such amount in cash. However, a participant’s total deferral each year is subject to dollar limitations that are set by law. For 2011 the limit was $16,500. This limit may be increased for cost of living changes. In addition, participants over age 50 may elect to defer additional amounts, referred to as catch-up contributions, of up to $5,500 in 2011. In order to maintain the safe harbor status of the 401(k) Plan, the Company contributes the total amount of each participant’s salary deferrals each Plan Year and makes a safe harbor matching contribution equal to 100% of the participant’s salary deferrals that do not exceed 3% of the participant’s compensation and 50% of the amount between 3% and 5% of the compensation. A participant is always 100% vested in amounts attributable to his or her salary deferrals and in the contributions.

Change in Control. The 2007 Plan provides for the immediate vesting of all options in the event of a change in control of the Company. However, the Company has no change in control program in place and none of the current employment agreements with NEOs provide for any separate benefits in connection with a change in control, although severance benefits are enhanced in the event of a termination after or in connection with a change in control, as discussed in the section entitled “Potential Payments Upon Termination or Change In Control.”

Perquisites and Other Benefits. The Committee annually reviews the perquisites that senior management receives. The primary perquisites for senior management are the payment of a monthly car allowance and the payment of annual insurance premiums. Mr. Pascall receives a housing allowance as is typical in the Bermuda market. The Committee believes that these perquisites are modest and appropriate.

Senior management also participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance and life insurance.

The value of perquisites and other benefits received by our NEOs for 2011 are shown in the Summary Compensation Table under the heading of “All Other Compensation.”

Stock Ownership Guidelines. The Company does not have established stock ownership guidelines for any of its Officers. The Company believes that its awards under the LTIP sufficiently align the interests of its Officers with those of its shareholders.

Employment Agreements. Stephen R. Crim is employed by the Company as its Chief Executive Officer pursuant to an employment agreement dated August 1, 2007, as amended and restated August 9, 2011 (the “Crim Agreement”). The Crim Agreement provides for an initial term of three years, with automatic one year extensions unless either party gives notice of non-renewal at least 120 days prior to the expiration of the initial or then current renewal term. The Crim Agreement provides for a base salary, which may be increased pursuant to a merit increase at each annual performance evaluation. In addition, Mr. Crim is eligible to receive an annual cash bonus, in an amount to be determined by the Board of Directors, pursuant to the LTIP. Mr. Crim also is eligible to participate in all Company equity plans, including the 2007 Plan. The Crim Agreement provides for a monthly automobile allowance of $1,000, up to $25,000 per year in reimbursement of the premium cost of a universal life insurance policy or other mutually agreeable similar instrument on Mr. Crim’s life and reimbursement of the premium cost of a supplemental long-term disability policy.

Joseph D. Scollo, Jr. is employed by the Company as its Executive Vice President and Chief Operating Officer pursuant to an employment agreement dated August 1, 2007, as amended and restated August 9, 2011 (the “Scollo Agreement”). With the exception of salary levels, the Scollo Agreement is substantially identical to the Crim Agreement.

Mark W. Haushill is employed by the Company as its Chief Financial Officer pursuant to an employment agreement effective as of September 8, 2009, as amended and restated August 9, 2011 (the “Haushill Agreement”). With the exception of salary levels, the Haushill Agreement is substantially identical to the Crim Agreement.

Under their respective employment agreements, each of Messrs. Crim, Haushill and Scollo (the “Executives”) have agreed not to reveal, divulge, or disclose any confidential information and will not use or make use of any confidential information during the employment period plus the longer period of 12 months from termination or the end of each applicable severance period (the “Restricted Period”). Additionally, the Executives have each further agreed not to transmit or disclose any trade secret or make use of any such trade secret for the benefit of himself or for any other person without the prior written consent of the Company at any time throughout the terms of the employment agreements and after termination of the employment agreements. The Executives have also agreed not to solicit or induce any protected employees to terminate their employment relationship with the Company or to enter into employment with any other person during the Restricted Period. Each of the Executives has each agreed not to solicit, divert, take away or attempt to solicit, divert or take away any of the Company’s protected customers with whom they may have had contact on the Company’s behalf during the twelve (12) months immediately preceding the termination without the Company’s prior written consent. The Executives will not seek or obtain a competitive position in the restricted territory with a competitor during the Restricted Period without the prior written consent of the Company.

Each of the respective employment agreements also provides for certain termination provisions for Messrs. Crim, Haushill and Scollo, which are discussed further in the section entitled “Potential Payments Upon Termination or Change In Control.”

Executive Compensation

The following table sets forth information regarding the annual compensation paid our NEOs for services rendered to the Company during the years ended December 31, 2009, 2010 and 2011:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1) (5)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Stephen R. Crim	2011	440,000	—	1,301,000	—	48,009	1,789,009
CEO/President	2010	435,000	184,800	173,814	—	55,142	848,756
	2009	420,000	168,000	962,404	146,998	47,973	1,745,375
Joseph D. Scollo, Jr.	2011	407,516	—	1,289,006	—	48,783	1,745,305
COO/Exec. VP	2010	397,009	168,007	158,811	—	42,166	765,993
	2009	385,163	155,195	643,794	135,793	42,837	1,362,782
Mark W. Haushill(4)	2011	348,600	—	1,042,847	—	17,951	1,409,398
CFO	2010	339,447	153,418	101,842	—	16,880	611,587
	2009	105,439	55,275	199,748	224,286	6,961	591,709
Guy Cloutier(6)	2011	266,667	—	—	—	838,393	1,105,060
Senior VP	2010	400,000	250,000	—	—	244,392	894,392
	2009	383,333	135,000	133,195	100,000	241,807	993,335
Ambuj Jain	2011	272,038	—	551,345	—	75,475	898,858
Senior VP	2010	256,655	104,882	78,661	—	9,800	449,998
	2009	237,504	96,002	205,377	59,741	9,663	608,287
Nicholas J. Pascall(7)	2011	381,326	—	315,000	—	201,246	897,572
VP	2010	365,068	95,093	—	—	203,298	663,459
	2009	355,276	120,035	53,553	88,871	204,874	822,609

(1)	The 2009 awards include special restricted stock awards for Messrs. Crim, Scollo, Haushill, Cloutier and Jain valued at $878,400, $585,600, $183,000, $73,200 and $183,000, respectively, under the 2007 plan.
(2)	“Option Awards” dollar amount is calculated by using the fair market value of the option on the dates of grant as described in Note 14 to the Consolidated Financial Statements in the Company’s Annual Report to Shareholders as of December 31, 2009, 2010 and 2011 respectively.
(3)	“All Other Compensation” includes amounts paid for car allowances, the Company’s contribution to each individual’s 401(k) plan (in the case of Mr. Cloutier, his pension plan), amounts expended for annual insurance premiums and other perquisites, amounts for spouses’ air travel, taxes in connection with the Employee Stock Purchase Plan (in case of Mr. Cloutier, the employee portion of Bermuda employment taxes and social insurance paid by the Company) and, in the case of Mr. Cloutier, a housing allowance. The specific components are shown in the All Other Compensation table.
(4)	Mr. Haushill joined the Company on September 8, 2009.
(5)	The 2011 awards include special restricted stock awards for Messrs. Crim, Haushill, Scollo, Jain and Pascall valued at $1,125,000, $937,500, $1,125,000, $468,750 and $187,500, respectively, under the 2007 plan. Mr. Pascall received an additional award on August 3, 2011, valued $47,500.
(6)	Mr. Cloutier resigned from the Company effective September 30, 2011.
(7)	Mr. Pascall became head of our Bermuda reinsurance operation as of September 30, 2011.

ALL OTHER COMPENSATION TABLE

Named Executive Officer	Year	Car Allowance ($)	401(k) Contributions ($)	Payments for Annual Insurance Premiums	Spousal Air Travel	Housing Allowance ($)	Misc. ($)
Stephen R. Crim	2011	12,000	9,800	25,000	1,209	—	—
	2010	12,000	9,800	25,000	1,212	—	7,130
	2009	12,000	9,800	25,000	1,173	—	—
Joseph D. Scollo, Jr.	2011	9,000	9,800	26,446	3,537	—	—
	2010	9,000	9,800	22,319	1,047	—	—
	2009	9,000	9,800	22,218	1,819	—	—
Mark W. Haushill	2011	6,000	9,800	—	2,151	—	—
	2010	6,000	9,800	—	1,080	—	—
	2009	2,000	—	3,750	1,211	—	—
Guy Cloutier(1)	2011	—	70,000	20,060	—	120,000	628,333
	2010	—	40,000	24,392	—	180,000	—
	2009	—	38,333	23,474	—	180,000	—
Ambuj Jain(2)	2011	—	9,800	—	760	—	64,915
	2010	—	9,800	—	—	—	—
	2009	—	9,663	—	—	—	—
Nicholas J. Pascall(3)	2011	—	38,133	13,113	—	150,000	—
	2010	—	36,507	16,791	—	150,000	—
	2009	—	35,528	19,346	—	150,000	—

(1)	Includes amount paid by the Company into a pension fund on behalf of Mr. Cloutier and severance amounts paid. Mr. Cloutier resigned from the Company effective September 30, 2011.
(2)	Payment in lieu of a stock award.
(3)	Amount paid by the Company into a pension fund on behalf of Mr. Pascall. Mr. Pascall became head of our Bermuda reinsurance operation on September 30, 2011.

Grants of Plan-Based Awards

The following table sets forth information with respect to the stock options granted to the NEOs during the years ended December 31, 2009, 2010 and 2011:

GRANTS OF PLAN BASED AWARDS
								All	All
								Other	Other		Grant
		Estimate Future Payouts			Estimated Future Payouts			Stock	Option		Date
		Under Non-Equity Incentive			Under Equity Incentive			Awards:	Awards:	Exercise	Fair
		Plan Awards			Plan Awards			Number	Number	or	Value of
								of	of	Base	Stock
								Shares	Securities	Price of	And
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock or Units	Underlying Options	Option Awards	Option Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Stephen R. Crim	3/11/2009	84,000	168,000	252,000	—	—	—	9,231	26,439	9.10	5.56
	3/5/2010	86,999	173,999	260,999	4,021	8,042	16,083	65,738	—	14.64	9.14
	3/14/2011	—	—	—	—	—	—	8,908	—	19.51	—
	7/29/2011	—	—	—	—	—	—	60,000	—	18.75	—
Joseph D. Scollo, Jr.	3/11/2009	77,032	154,065	231,097	—	—	—	6,209	18,040	9.10	5.56
	3/5/2010	79,401	158,803	238,205	3,714	7,428	14,857	43,975	—	14.64	9.14
	3/14/2011	—	—	—	—	—	—	8,140	—	19.51	—
	7/29/2011	—	—	—	—	—	—	60,000	—	18.75	—
Mark W. Haushill	9/8/2009	—	—	—	—	—	—	—	20,000	16.07	9.82
	3/5/2010	67,889	135,778	203,668	762	1,525	3,051	1,144	—	14.64	9.14
	3/14/2011	—	—	—	—	—	—	5,220	—	19.51	—
	7/29/2011	—	—	—	—	—	—	50,000	—	18.75	—
Guy Cloutier(1)	3/11/2009	76,666	153,333	230,000	—	—	—	6,181	16,862	9.10	5.56
	3/5/2010	76,666	153,333	230,000	2,735	5,470	10,941	4,098	—	14.64	9.14
	3/14/2011	—	—	—	—	—	—	—	—	—	—
Ambuj Jain	3/11/2009	—	—	—	—	—	—	3,791	—	9.10	5.56
	3/5/2010	—	—	—	—	—	—	14,959	—	14.64	9.14
	3/14/2011	—	—	—	—	—	—	4,032	—	19.51	—
	7/29/2011	—	—	—	—	—	—	25,000	—	18.75	—
Nicholas J. Pascall(2)	3/11/2009	—	—	—		—	—	3,846	—	9.10	5.56
	3/5/2010	—	—	—	—	—	—	3,658	—	14.64	9.14
	7/29/2011	—	—	—	—	—	—	10,000	—	18.75	—
	8/3/2011	—	—	—	—	—	—	2,500	—	19.00	—

(1)	Mr. Cloutier resigned from the Company effective September 30, 2011.
(2)	Mr. Pascall became head of our Bermuda reinsurance operation on September 30, 2011.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding option and stock awards held by the NEOs as of December 31, 2011:

	Option Awards						Stock Awards
				Equity
				Incentive
				Plan
				Awards:				Market
	Number	Number		Number			Number	Value of
	Of	Of		Of			of Shares	Shares or
	Securities	Securities		Securities			or Units	Units of
	Underlying	Underlying		Underlying			of Stock	Stock
	Unexercised	Unexercised		Unexercised			That Have	That
	Options	Options		Unearned	Option	Option	Not	Have Not
	(#)	(#)		Options	Exercise	Expiration	Vested	Vested
Name	Exercisable	Unexercisable		(#)	Price	Date	(#)	($)(3)
Stephen R. Crim
CEO/President	12,000	—		—	6.75	1/30/13	—	—
	95,000	—		—	8.57	6/19/13	—	—
	18,000	—		—	13.67	1/21/14	—	—
	10,000	—		—	16.40	3/15/16	—	—
	10,000	—		—	19.05	3/15/17	—	—
	10,000	—		—	17.95	3/4/18	—	—
	8,455	—		—	17.95	3/4/18	—	—
	17,626	8,813		—	9.10	3/11/19	4,615	100,376
	5,361	10,722		—	14.64	3/5/20	64,304	1,398,612
	—	—		—	—	3/14/21	8,908	193,749
	—	—		—	—	7/29/21	60,000	1,305,000
Joseph D. Scollo, Jr.
COO/Exec. VP	11,000	—		—	6.75	1/30/13	—	—
	50,000	—		—	8.57	6/19/13	—	—
	12,000	—		—	13.67	1/21/14	—	—
	7,500	—		—	16.40	3/15/16	—	—
	7,500	—		—	19.05	3/15/17	—	—
	7,500	—		—	17.95	3/4/18	—	—
	6,946	—		—	17.95	3/4/18	—	—
	15,268	7,904		—	9.10	3/11/19	3,105	67,534
	4,952	9,905		—	14.64	3/5/20	42,981	934,837
	—	—		—	—	3/14/21	8,140	177,045
	—	—		—	—	7/29/21	60,000	1,305,000
Mark W. Haushill
CFO	—	20,000	(2)	—	16.07	9/8/19	—	—
	1,017	2,034	(1)	—	14.64	3/5/20	13,358	290,537
	—	—		—	—	3/14/21	5,220	113,535
	—	—		—	—	7/29/21	50,000	1,087,500
Guy Cloutier(4)
Sr. Vice President	5,000	—		—	19.55	9/17/17	—	—
	2,500	—		—	17.95	3/4/18	—	—
	10,971	—		—	14.64	3/5/20	—	—
Ambuj Jain
Senior Vice President	10,000	—		—	13.77	7/27/14	—	—
	4,000	—		—	16.40	3/15/16	—	—
	4,000	—		—	19.05	3/15/17	—	—
	4,000	—		—	17.95	3/4/18	—	—
	6,895	3,447		—	9.10	3/11/19	1,895	41,216
	2,188	4,377		—	14.64	3/5/20	14,344	311,982
	—	—		—	—	3/14/21	4,032	87,696
	—	—		—	—	7/29/21	25,000	543,750
Nicholas J. Pascall(5)
Vice President	—	4,196		—	9.10	3/11/19	1,923	41,825
	3,255	6,511		—	14.64	3/5/20	2,743	59,660
	—	—		—	—	8/3/21	2,500	54,375
	—	—		—	—	7/29/21	10,000	217,500

(1)	The options have a three-year vesting schedule, pursuant to which the shares underlying the options shall vest in one-third increments on each of the first three anniversaries from the date of grant.
(2)	The options cliff vest on the fifth anniversary from the date of grant.
(3)	Closing price on December 30, 2011, was $21.75.
(4)	Mr. Cloutier resigned from the Company effective September 30, 2011.
(5)	Mr. Pascall became head of our Bermuda reinsurance operation on September 30, 2011.

Option Exercises and Stock Vested

The following table sets forth the options exercised and stock vested by the NEOs during the year ended December 31, 2011:

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen R. Crim	20,000	$255,400	2,340	$48,368
CEO/President	—	—	2,307	$47,009
	—	—	1,434	$29,641
Joseph D. Scollo, Jr.	12,000	$156,600	1,441	$29,796
COO/Exec. VP	—	—	1,552	$31,619
	—	—	993	$20,525
Mark W. Haushill	—	—	286	$5,911
CFO	—	—	—	—
Guy Cloutier(1)	11,241	$132,981	975	$20,153
Senior VP	—	—	1,545	$31,476
	—	—	1,024	$21,166
	—	—	3,091	$56,874
	—	—	3,073	$56,543
Ambuj Jain	—	—	878	$18,138
Senior VP	—	—	948	$19,306
	—	—	614	$12,691
Nicholas J. Pascall(2)	8,394	76,973	3,516	$72,666
VP	—	—	961	$19,586
	—	—	914	$18,892

(1)	Mr. Cloutier resigned from the Company effective September 30, 2011.
(2)	Mr. Pascall became head of our Bermuda reinsurance operation on September 30, 2011.

Pension Benefits

The Company does not have or provide any supplemental Executive retirement plan or similar plan that provides for specified retirement payments or benefits with the exception of Mr. Pascall.

The Company makes an annual contribution to Mr. Pascall pension equal to 10% of his annual salary.

Nonqualified Deferred Compensation

The Company does not have or provide any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change In Control

There are no specified payments accruing to the benefit of Mr. Pascall upon such termination as a result of a contract, agreement, plan or arrangement between Mr. Pascall and the Company. Because of their employment agreements, Messrs. Crim, Scollo and Haushill are eligible for certain benefits in the event of termination of their employment as more specifically discussed below. Mr. Jain is party to a Change in Control Agreement, dated April 1, 2008, that provides for the payment of 12 months of salary and 12 months of COBRA coverage if he is terminated other than for cause in connection with or within 24 months after a Change in Control. The amount of potential payments to each such NEO is dependent upon the nature of the termination as discussed below. The amounts of potential payments as referenced in the table assume that such triggering event was effective as of December 31, 2011. The actual amounts to be paid out upon termination or change in control can only be determined at the time of such event.

For purposes of this discussion, “Executive” refers to each of Messrs. Crim, Haushill and Scollo and:

(1) “Cause” means (i) the continued failure of Executive to perform substantially Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies in detail the manner in which the Board believes that Executive has not substantially performed Executive’s duties; (ii) any act of fraud, misappropriation, embezzlement or similar dishonest or wrongful act by Executive; (iii) Executive’s abuse of alcohol or any substance which materially interferes with Executive’s ability to perform services on behalf of the Company; (iv) Executive’s conviction for, or plea of guilty or nolo contendere to, a felony;, (v) Executive’s acceptance of employment with an employer other than the Company or any affiliate or subsidiary of the Company; or (vi) Executive’s conviction for any crime of moral turpitude.

(2) “Good Reason” means (i) a reduction by the Company in Executive’s base salary or benefits as in effect on the Effective Date or as the same may be increased from time to time, unless a similar reduction is made in salary or benefits of substantially all Senior Executives of the Company (or any of its affiliates and any of their respective subsidiaries with respect to which the Company exerts control over compensation policies); (ii) the Company’s requiring Executive, without his consent, to be based at any office or location other than in the greater metropolitan area of the city in which his office is located at the Effective Date; or (iii) the Company’s changing the reporting structure so that Executive no longer reports directly to the Board.

(3) “Poor Performance” means the failure of Executive to meet reasonable and achievable performance expectations (other than any such failure resulting from incapacity due to physical or mental illness); provided, however, that termination for Poor Performance will not be effective unless at least 30 days prior to such termination Executive has received written notice from the Board which specifically identifies the manner in which the Board believes that Executive has not met performance expectations and Executive has failed after receipt of such notice to resume the diligent performance of his duties to the satisfaction of the Board.

Prior to or More than 24 Months after Change in Control.

Termination by Company other than for Poor Performance, Cause or Disability; Termination by Executive for Good Reason; or Expiration of Executive’s Employment Period:

If the Company terminates any of the Executive’s employment other than for Poor Performance, Cause or Disability or any of the Executives terminates his employment for Good Reason within 90 days after the event of occurrence of the event causing the Good Reason or the Executive’s employment period expires, such Executive shall be entitled to:

•

The sum of the base salary through the date of termination and any accrued vacation pay to the extent not yet paid to be paid in a lump sum within 30 days after the date of termination (the “Accrued Obligations”);

•

An amount equal to the longer of 18 months base salary or the remaining term of the employment period from the date of termination, to be paid in equal semi-monthly or other installments as are customary under the Company’s payroll practices (the “Normal Severance Period”);

•	COBRA continuation coverage during the Normal Severance Period;

•

A cash sum in an amount equal to 100% of his bonus opportunity (prorated through the date of termination) adjusted according to his year-to-date performance at the date of termination to be paid in a lump sum within 30 days after the date of termination;

•	All grants of restricted stock, restricted stock units and similar stock-based awards, which will become immediately vested as of the date of termination;

•

All options, stock appreciation rights and similar stock-based awards that would have become vested within the 24 month period following the date of termination had the Executive remained employed will become immediately vested and exercisable as of the date of termination; and

•

All options that are vested but unexercised which will remain exercisable through the earlier of the original expiration date; the 90th day following the end of the Normal Severance Period; or 10 years from the date of grant.

Termination by the Company for Poor Performance:

If the Company terminates any of the Executive’s employment for Poor Performance, such Executive shall be entitled to:

•	Payment of the Accrued Obligations to be paid in a lump sum within 30 days after the date of termination;

•	An amount equal to 12 months base salary, to be paid in equal semi-monthly or other installments as are customary under the Company’s payroll practices (the “Poor Performance Severance Period”);

•	COBRA continuation coverage during the Poor Performance Severance Period;

•

All grants of restricted stock, restricted stock units and similar stock-based awards that would have become vested within the 12 month period following the date of termination had the Executive remained employed, which will become immediately vested as of the date of termination;

•

Subject to specific approval of the Committee, all options, stock appreciation rights and similar stock-based awards that would have become vested within the 12 month period following the date of termination had the Executive remained employed will become immediately vested and exercisable as of the date of termination; and

•

All options that are vested but unexercised which will remain exercisable through the earlier of the original expiration date; the 90th day following the end of the Poor Performance Severance Period; or 10 years from the date of grant.

After or In Connection with Change in Control:

Termination by Executive for Good Reason; Termination by Company other than for Cause or Disability:

If a change in control occurs, and within 24 months following such change in control (or if Executive can show that termination by the Executive or the Company in anticipation of a change in control) the Company terminates any of the Executive’s employment other than for Cause or Disability or any of the Executives terminates his employment for Good Reason, such Executive shall be entitled to:

•	Payment of the Accrued Obligations to be paid in a lump sum within 30 days after the date of termination;

•

An amount equal to 36 times the monthly base salary to be paid in a lump sum within 30 days after the date of termination if the change in control qualifies as a change in ownership or effective control of the Company; otherwise, payment will be made in equal semi-monthly or other installments as are customary under the Company’s payroll practices;

•	COBRA continuation coverage for up to 18 months after the date of termination;

•

A cash sum in an amount equal to 100% of his bonus opportunity (prorated through the date of termination) adjusted according to his year-to-date performance at the date of termination to be paid in a lump sum within 30 days after the date of termination;

•	All grants of restricted stock, restricted stock units and similar stock-based awards, which will become immediately vested as of the date of termination;

•	All options, stock appreciation rights and similar stock-based awards will become immediately vested and exercisable as of the date of termination; and

•

All options that are vested but unexercised which will remain exercisable through the earlier of the original expiration date; the 90th day following the end of the 36 month period beginning on the date of termination; or 10 years from the date of grant.

Termination Due to Death, Disability or Retirement:

If any of the Executive’s employment is terminated due to his death, Disability or Retirement, his employment agreement will terminate without further obligation to the Executive by the Company other than for the payment of the Accrued Obligations to be paid in a lump sum within 30 days after the date of termination to the Executive or his estate or beneficiary.

Each of the NEOs has entered into a stock option agreement, in which their options cliff vest upon the fifth anniversary from the date of grant (the “Cliff-Vesting Option Agreements”). Pursuant to the Cliff-Vesting Option Agreements, if the employment of any of the NEOs is terminated due to death or disability, all the options which are not vested and exercisable shall become fully vested and exercisable as of such termination date.

Each of the NEOs also has stock option agreements, in which their options vest ratably over a 3 year period (the “3 Year Option Agreements”). Under the 3 Year Option Agreements, the NEOs are only entitled to the options which have vested at the time of termination due to death or disability. However, pursuant to their contracts, as discussed above, certain 3 Year Options held by Messrs. Crim, Scollo, Haushill and Hutto will become fully vested and exercisable upon certain terminations.

Termination for Cause or Voluntary Termination without Good Reason.

In the event the Company terminates an Executive’s employment for cause or any of the Executives voluntarily terminates his employment, such Executive’s employment agreement will terminate without further obligation to the Executive by the Company other than for the payment of the Accrued Obligations to be paid in a lump sum within 30 days after the date of termination.

The following tables set forth the estimated potential payments that would be made to each of the NEOs upon termination or change in control as described above, assuming termination of employment or the change in control took place on December 31, 2011:

Prior to or More Than 24 Months after a Change in Control
Named Executive Officer	Type of Payment	Termination by Company other than for Poor Performance, Cause or Disability; Termination by Executive for Good Reason Expiration of Executive’s Employment Period ($)	Termination for Poor Performance ($)
Stephen R. Crim	Payment(1)	678,333	458,333
	Bonus(2)	140,800	—
	COBRA(3)	27,196	27,196
	Restricted Stock Awards(4) (5)	2,997,737	180,014
	Options(5) (6)	2,176,972	2,138,856
	Total	6,021,038	2,804,399

Joseph D. Scollo, Jr.	Payment(1)	628,254	424,496
	Bonus(2)	130,405	—
	COBRA(3)	26,947	26,947
	Restricted Stock Awards(4) (5)	2,484,416	133,409
	Options(5) (6)	1,441,820	1,399,780
	Total	4,711,842	1,984,632

Mark W. Haushill	Payment(1)	537,425	363,125
	Bonus(2)	111,552	—
	COBRA(3)	26,947	26,947
	Restricted Stock Awards(4) (5)	1,491,572	34,604
	Options(5) (6)	135,292	21,693
	Total	2,302,788	446,369

Ambuj Jain	Payment(1)	419,392	283,373
	Bonus(2)	87,052	—
	COBRA(3)	17,218	17,218
	Restricted Stock Awards(4) (5)	984,644	76,489
	Options(5) (6)	304,703	289,147
	Total	1,813,009	666,227

Nicholas J. Pascall(7) (8)	Payment	—	—
	Bonus	—	—
	COBRA	—	—
	Restricted Stock Awards(4) (5)	373,360	93,340
	Options	176,619	99,372
	Total	549,979	192,712

(1)	The dollar amounts are calculated assuming a termination date of December 31, 2011, and taking into consideration the Company’s pay period which is on a semi-monthly basis (which is the 15th and the last day of the month). Messrs. Crim, Scollo and Haushill would be entitled to the amount accrued to the termination date which, in this case, would be the amounts accrued from the 16th to the 31st of December 2011 pursuant to the terms of their respective employment agreements.
(2)	The bonuses are calculated assuming the maximum percentage allowable pursuant to each of the employment agreements.
(3)	The amounts represented are the premiums for equivalent or similar major medical coverage for which each employee is currently enrolled, which was $1,510.89 (Crim), $1,497.07 (Scollo), $1,497.07 (Haushill), $956.56 (Jain) per month as of December 31, 2011.
(4)	Restricted stock awards were granted on March 11, 2009, March 5, 2010, March 14, 2011 and July 29, 2011. Mr. Pascall received an additional award on August 3, 2011.
(5)	The options and award dollar amount is calculated based on the closing stock price of the Company of $21.75 on December 30, 2011.

(6)	The option dollar amount under ‘Termination for Poor Performance’ is calculated assuming the Committee has approved and allowed the vesting of such unvested during the 12 month period as described above.
(7)	Employment will be subject to 3 month’s written notice of termination in writing on either side, notwithstanding the foregoing:
A)	The period of notice may be waived either in whole or partly by mutual agreement.
B)	Payment in lieu of notice may be given at the Company’s discretion.
C)	The Company may terminate employment forthwith in the event the employee commits any act or gross default, serious misconduct, dishonesty, or fraud resulting in serious harm or injury either to the reputation or business of the Company.
(8)	Upon termination of employment, should the employee not secure alternative employment in Bermuda, the Company may, at its sole discretion, reimburse the employee in an amount not to exceed $20,000 for the actual costs the employee incurs, and which could not be reimbursed by any other source, for the employee’s relocation back to his home country.

After or in Connection with a Change in Control
Named Executive Officer	Type of Payment	Termination by Company other than for Cause or Disability; Termination by Employee for Good Cause ($)
Stephen R. Crim	Payment(1)	1,338,333
	Bonus(2)	140,800
	COBRA(3)	27,196
	Restricted Stock Awards(4) (5)	2,997,737
	Options(5)	2,176,972
	Total	6,681,038

Joseph D. Scollo, Jr.	Payment(1)	1,239,528
	Bonus(2)	130,405
	COBRA(3)	26,947
	Restricted Stock Awards(4) (5)	2,484,416
	Options(5)	1,441,820
	Total	5,323,116

Mark W. Haushill	Payment(1)	1,060,325
	Bonus(2)	111,552
	COBRA(3)	26,947
	Restricted Stock Awards(4) (5)	1,491,572
	Options(5)	135,292
	Total	2,825,688

Ambuj Jain	Payment(1)	827,449
	Bonus(2)	87,052
	COBRA(3)	17,218
	Restricted Stock Awards(4) (5)	984,644
	Options(5)	304,703
	Total	2,221,066

Nicholas J. Pascall(6) (7)	Payment	—
	Bonus	—
	COBRA	—
	Restricted Stock Awards(4) (5)	373,360
	Options	176,619
	Total	549,979

(1)	The dollar amounts are calculated assuming a termination date of December 31, 2011, and taking into consideration the Company’s pay period which is on a semi-monthly basis (which is the 15th and the last day of the month). Messrs. Crim, Scollo and Haushill would be entitled to the amount accrued to the termination date which, in this case, would be the amounts accrued from the 16th to the 31st of December 2011 pursuant to the terms of their respective employment agreements.
(2)	The bonuses are calculated assuming the maximum percentage allowable pursuant to each of the employment agreements.
(3)	The amounts represented are the premiums for equivalent or similar major medical coverage for which each employee is currently enrolled, which were $1,510.89 (Crim), $1,497.07 (Scollo), $1,497.07 (Haushill), $956.56 (Jain) per month as of December 31, 2011.
(4)	Restricted stock awards were granted on March 11, 2009, March 5, 2010, March 14, 2011 and July 29, 2011, to each of the individuals. Mr. Pascall received an additional award on August 3, 2011.
(5)	The options and award dollar amount is calculated based on the closing stock price of the Company of $21.75 on December 30, 2011.
(6)	Employment will be subject to 3 month’s written notice of termination in writing on either side, notwithstanding the foregoing:
A)	The period of notice may be waived either in whole or partly by mutual agreement.
B)	Payment in lieu of notice may be given at the Company’s discretion.

C)	The Company may terminate employment forthwith in the event the employee commits any act or gross default, serious misconduct, dishonesty, or fraud resulting in serious harm or injury either to the reputation or business of the Company.
(7)	Upon termination of employment, should the employee not secure alternative employment in Bermuda, the Company may, at its sole discretion, reimburse the employee in an amount not to exceed $20,000 for the actual costs the employee incurs, and which could not be reimbursed by any other source, for the employee’s relocation back to his home country.

Due to Disability, Cause or Voluntary Termination without Good Reason
Named Executive Officer	Type of Payment	Termination due to Death, Disability or Retirement ($)	Termination for Cause or Voluntary Termination without Good Reason ($)
Stephen R. Crim	Payment(1)	18,333	18,333
	Bonus	—	—
	COBRA	—	—
	Restricted Stock Awards	—	—
	Options(2)	1,989,255	—
	Total	2,007,588	18,333

Joseph D. Scollo, Jr.	Payment(1)	16,980	16,980
	Bonus	—	—
	COBRA	—	—
	Restricted Stock Awards	—	—
	Options(2)	1,271,410	—
	Total	1,288,390	16,980

Mark W. Haushill	Payment(1)	14,525	14,525
	Bonus	—	—
	COBRA	—	—
	Restricted Stock Awards	—	—
	Options(2)	7,230	—
	Total	21,755	14,525

Ambuj Jain	Payment(1)	11,335	11,335
	Bonus	—	—
	COBRA	—	—
	Restricted Stock Awards	—	—
	Options(2)	229,978	—
	Total	241,313	11,335

Nicholas J. Pascall(3) (4)	Payment	—	—
	Bonus	—	—
	COBRA	—	—
	Restricted Stock Awards	—	—
	Options(2)	23,143	—
	Total	23,143	—

(1)	The dollar amounts are calculated assuming a termination date of December 31, 2011, and taking into consideration the Company’s pay period which is on a semi-monthly basis (which is the 15th and the last day of the month). Messrs. Crim, Scollo and Haushill would be entitled to the amount accrued to the termination date which, in this case, would be the amounts accrued from the 16th to the 31st of December 2011 pursuant to the terms of their respective employment agreements.
(2)	The dollar amount is calculated based on the closing stock price of the Company of $21.75 on December 30, 2011.
(3)	Employment will be subject to 3 month’s written notice of termination in writing on either side, notwithstanding the foregoing:
A)	The period of notice may be waived either in whole or partly by mutual agreement
B)	Payment in lieu of notice may be given at the Company’s discretion.

C)	The Company may terminate employment forthwith in the event the employee commits any act or gross default, serious misconduct, dishonesty, or fraud resulting in serious harm or injury either to the reputation or business of the Company.
(4)	Upon termination of employment, should the employee not secure alternative employment in Bermuda, the Company may, at its sole discretion, reimburse the employee in an amount not to exceed $20,000 for the actual costs the employee incurs, and which could not be reimbursed by any other source, for the employee’s relocation back to his home country.

Compensation Risks

The Company’s incentive compensation is based primarily on profitability. The Company regularly monitors investment risk, pricing risk, reserving risk, claims handling risk, underwriting risk, IT risk, financial reporting risk, catastrophic risk, and similar risks. Independent actuaries determine the Reserves. To the extent that more risk is assumed, it would be reflected in the actuarial review. The Compensation Committee feels that this monitoring, given the nature of the Company’s business provides sufficient controls and warnings related to increased risks or changes in risk profile to mitigate any effects incentive compensation may have.

The Compensation Committee also considers the structure of the controls in place, compensation (rewards at the executive level tied primarily (80%) to achievement of overall corporate goals), the level of compensation as compared to other companies, and the portion of the compensation that was non-salary, and subjectively concluded that the risks to the Company from this compensation structure were not material.

The Compensation Committee has reviewed the elements of compensation of all employees, including executive compensation, to determine whether the Company’s compensation policies, practices and procedures are reasonably likely to have a material adverse effect on the Company. After analysis, the Compensation Committee does not believe that the mix and design of the elements of compensation encourage the assumption of excessive or inappropriate risk or that our compensation structure is reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

During 2011, the Compensation Committee consisted of Messrs. Geneen, Groot and Mueller, being made up of non-employee Directors who had never served as Executive Officers of the Company. During 2011, none of the Company’s Executive Officers served on the board of directors of any entities whose directors or officers serve on the Company’s Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on such review and discussion has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Lawrence I. Geneen, Chairman David V. Brueggen
Thomas W. Mueller

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors is composed of independent directors and operates under a written charter adopted by the Board of Directors. The charter is reviewed, as needed, by the Audit Committee. Each member of the Audit Committee is independent as defined by the listing standards of the New York Stock Exchange, and the Committee complies with all New York Stock Exchange requirements.

Management of the Company is responsible for the Company’s internal controls and financial reporting process. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling these responsibilities by reviewing management’s supervision of: (i) the financial reports and other financial information provided by the Company to any governmental body or the public; (ii) the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics established by management and the Board of Directors; and (iii) the Company’s auditing, accounting and financial reporting processes generally.

The Audit Committee also recommends to the Board of Directors and shareholders the appointment of the Company’s independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee is responsible for monitoring and overseeing these processes.

In the performance of its functions, the Audit Committee has performed the duties required by its charter, including meetings and discussions with management and the independent registered public accounting firm, and has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards Number 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which include, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm such firm’s independence with respect to the Company.

Based on the reports by, and discussions with, management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Harris R. Chorney, Chairman David V. Brueggen
Steven L. Groot

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the common shares of the Company owned as of March 31, 2012 (i) by each of the Company’s Directors, (ii) by each of the Company’s NEOs identified in the Summary Compensation Table above, (iii) by each person who beneficially owns more than 5% of the common shares and (iv) by all Directors and Executive Officers of the Company as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to such common shares. The address for the Officers is c/o American Safety Insurance Holdings, Ltd., The Boyle Building, 2nd Floor, 31 Queen Street, Hamilton HM 11, Bermuda.

Shares beneficially owned include shares that may be acquired pursuant to the exercise of outstanding stock options that are exercisable within 60 days of March 31, 2012.

Name of Beneficial Owner	Number of Common Shares	Shares that May be Acquired Within 60 Days	Total Shares	Percentage Ownership
Cody W. Birdwell (1)	209,101	—	209,101	2.04%
David V. Brueggen (2)	32,552	—	32,552	*
Harris K. Chorney	12,544	—	12,544	*
Stephen R. Crim (3)	254,951	200,616	455,567	4.44%
Lawrence I. Geneen(4)	21,530	—	21,530	*
Steven L. Groot (5)	42,936	—	42,936	*
Mark W. Haushill	74,558	2,034	76,592	*
Ambuj Jain	54,002	36,719	90,721	*
Thomas W. Mueller (6)	318,885	—	318,885	3.11%
Nicholas J. Pascall	39,753	10,707	50,460	*
Joseph D. Scollo, Jr	148,904	125,063	273,967	2.67%
All Directors and Executive Officers as a group (12 persons)	1.209,716	375,139	1,584,855	15.45%

Name of Beneficial Owner	Number of Common Shares	Shares that May be Acquired Within 60 Days	Total Shares	Percentage Ownership
Dimensional Fund Advisors LP (7)	634,473	—	684,743	6.11%

*	Less than 1%
(1)	Includes 98,250 common shares of record held by The Cody Birdwell Family Limited Partnership, over which Mr. Birdwell has sole voting power with respect to the common shares.
(2)	Includes 2,003 common shares owned by his wife.
(3)	Includes 38,995 common shares owned by his spouse and 1,569 common shares held of record as custodian for his children.
(4)	Includes 1,000 common shares owned by his spouse.
(5)	Includes 42,336 common shares held by K Groot & S Groot TTEE, Steven L. Groot Living Trust, U/A DTD 03/20/1997.
(6)	Includes 142,745 common shares held of record by The Mark C. Mueller Trust for which Mr. Thomas W. Mueller is the sole trustee. Mark C. Mueller is a brother of Thomas W. Mueller. Includes 160,000 common shares held of record by The Thomas W. Mueller Trust for which Mark C. Mueller is the sole trustee.
(7)	Its address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746 according to a Schedule 13G as filed with the SEC.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(1)	569,587	$12.87	957,824

Equity compensation plans not approved by security holders (2)	20,538	N/A	188,772

Total	590,125		1,146,576

(1)	Includes securities available for future issuance under the 2007 Incentive Stock Option Plan.
(2)	The 20,538 represents shares actually issued to Directors under the 1998 Directors Stock Award Plan. The 188,772 represents the shares available for future awards under the 1998 Directors Stock Award Plan.

Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Exchange Act requires the Company’s Officers and Directors and persons who own 10% or more of the registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. SEC regulations require that such Directors, Officers and 10% or more shareholders furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company all Directors, Officers or 10% shareholders complied with all Section 16(a) filing requirements during the fiscal year ended December 31, 2011, except that each of the following individuals made one late filing: Messrs. Crim, Haushill, Scollo and Jain.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Messrs. Birdwell, Brueggen, and Mueller, members of the Company’s Board of Directors, are also Directors of American Safety Risk Retention Group, Inc. (“ASRRG”), a non-subsidiary affiliate, which is managed by American Safety Insurance Services, Inc., the Company’s principal U.S. program development, underwriting and administrative services subsidiary, on a fee-for-service basis. This entity is consolidated with the Company for accounting purposes but, for purposes of independence analysis, is considered an affiliate of the Company. ASRRG is a stock captive insurance company licensed in Vermont and is authorized to write liability insurance in all 50 states as a result of the federal Risk Retention Act. The Directors of ASRRG are elected annually by its shareholder/insureds.

Pursuant to the Company’s Code of Business Conduct and Ethics, all “related party transactions” involving the Company, its subsidiaries or affiliates shall be approved in advance by (a) a majority of the independent members of the Company’s Board of Directors, or (b) a majority of the members of a Committee of the Company’s Board of Directors consisting solely of independent directors, such as the Audit Committee or the Nominating and Corporate Governance Committee. For purposes of this discussion, a “related party transaction” is one in which the Company is a participant and that, individually or taken together with related transactions, exceeds, or is reasonably likely to exceed, $50,000 in amount in any year and which any of the following individuals (a “covered person”) has a direct or indirect material interest:

1.	any director or executive officer;
2.	any nominee for election as a director;
3.	any security holder who is known by the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities; or
4.	any immediate family member of any of the foregoing persons, including any child; stepchild; parent; stepparent; spouse; sibling; mother-, father-, son-, daughter-, brother-, or sister-in-law; and any person (other than a tenant or employee) sharing the same household.

A material interest in a transaction shall not be deemed to exist when a covered person’s interest in the transaction results from (a) the covered person’s (together with his immediate family’s) direct or indirect ownership of less than a 10% economic interest in the other party to the transaction, and/or the covered person’s service as a director of the other party to the transaction, or (b) the covered person’s pro rata participation in a benefit received by him solely as a security holder.

A transaction shall be deemed to involve the Company if it involves a vendor or partner of the Company or any of its subsidiaries and relates to the business relationship between the Company or any of its subsidiaries and that vendor or partner.

SHAREHOLDER PROPOSALS

Any shareholder proposal intended for inclusion in the Company’s Proxy Statement for the 2013 Annual General Meeting of Shareholders must be received at the offices of the Company, 31 Queen Street, Hamilton HM 11, Bermuda, no later than January 30, 2013. Any shareholder proposals received after this date will be considered untimely.

Shareholders who intend to present a proposal at the 2013 Annual General Meeting of Shareholders without inclusion of such proposal in the Company’s Proxy Statement, or who propose to nominate a person for election as a director at the 2013 Annual General Meeting of Shareholders, are required to provide notice of such proposal or nomination, containing the information required by the Company’s Bye-laws, to the Company at least 60 days prior to the scheduled date of the 2012 Annual Meeting of Stockholders. The 2013 Annual Meeting of Stockholders is tentatively scheduled for Monday, July 22, 2013.

OTHER MATTERS

At the time of the preparation of this Proxy Statement, the Company was not aware of any matters to be presented for action at the Annual General Meeting other than the Proposals referred to herein. If other matters are properly presented for action at the Annual General Meeting, it is intended that the persons named as proxies will vote or refrain from voting in accordance with their best judgment on such matters.

The Company will provide to any shareholder, without charge, upon written request, a copy of the Annual Report on Form 10-K for fiscal year ended December 31, 2011, as filed with the SEC. Such request should be addressed to the offices of the Company, 31 Queen Street, Hamilton HM 11, Bermuda, Attention: Investor Relations.

ANNUAL REPORT

A copy of the Company’s 2011 Annual Report is being mailed to each shareholder together with this Proxy Statement.

AMERICAN SAFETY INSURANCE HOLDINGS, LTD 100 GALLERIA PARKWAY SUITE 700 ATLANTA, GA 30339

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The Board of Directors recommends you vote FOR the following:

1. Election of Directors For Against Abstain

01 Cody W. Birdwell

02 Steven L. Groot

The Board of Directors recommends you vote FOR NOTE: In their discretion, the Proxies are proposals 2, 3 and 4. For Against Abstain authorized to vote upon such other matters as may properly come before the Annual Meeting. This Proxy 2. To approve by a non-binding vote the Company’s revokes all prior proxies with respect to the executive compensation (the “Say-on-Pay Annual Meeting and may be revoked prior to its Resolution”). exercise. Unless otherwise specified, this Proxy will be Voted For each of the Proposals and in the discretion of the persons named as Proxies on any other matters which may properly come before the 3. To approve the material terms of the Annual Meeting or any adjournments thereof. PLEASE performance goals under the Company’s 2007MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY Incentive Stock Plan. USING THE ENCLOSED ENVELOPE

4. To approve the appointment of BDO USA LLP as independent registered public accountants to serve until the conclusion of the next Annual General Meeting and to authorize the Audit Committee to set their remuneration.

For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

AMERICAN SAFETY INSURANCE HOLDINGS, LTD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Stephen R. Crim and Randolph L. Hutto, each or any one of them, with full power of substitution as Proxies to represent and to vote, as designated on the reverse side, all the common shares of American Safety Insurance Holdings, Ltd. (the “Company”) held of record by the undersigned on May 21, 2012, at the Annual General Meeting of Shareholders (the “Annual Meeting”) to be held at 8:00 a.m. Eastern Time on July 23, 2012, at the Fairmont Queen Elizabeth, Montreal, Canada, or any adjournments thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side